Exhibit 10.1
Execution Version

SECOND AMENDED AND RESTATED

SENIOR LOAN AGREEMENT

BETWEEN

PORT OF BEAUMONT NAVIGATION DISTRICT OF JEFFERSON COUNTY, TEXAS,
as Port Issuer

and

JEFFERSON 2020 BOND BORROWER LLC, as Borrower

Dated as of June 1, 2024 and effective as of June 20, 2024

RELATING TO
$217,870,000
PORT OF BEAUMONT NAVIGATION DISTRICT OF JEFFERSON COUNTY, TEXAS
FACILITY REVENUE BONDS, TAXABLE SERIES 2024B
(JEFFERSON GULF COAST ENERGY PROJECT)

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Section 9.11	Amendment and Restatement	60
Section 9.12	Parties Interested Herein	60

ATTACHMENT A	–	Provisions Evidencing the Subordination of Permitted Subordinated Debt
ATTACHMENT B	–	Required Insurance
ATTACHMENT C	–	Existing Indebtedness
ATTACHMENT D	–	Mortgage
SCHEDULE 6.25	–	Material Project Contracts
SCHEDULE 6.28	–	Form of Acknowledgement of Collateral Assignment

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SECOND AMENDED AND RESTATED SENIOR LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED SENIOR LOAN AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Senior Loan Agreement” or this “Agreement”), dated as of June 1, 2024, and effective as of June 20, 2024, is being entered into by and between the PORT OF BEAUMONT NAVIGATION DISTRICT OF JEFFERSON COUNTY, TEXAS, a conservation and reclamation district established and existing under the laws of the State of Texas (the “Port Issuer”), and JEFFERSON 2020 BOND BORROWER LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Borrower”).

W I T N E S S E T H:

WHEREAS, the Port Issuer is authorized and empowered by the laws of the State of Texas (the “State”), and in particular, the Port Act (as defined in the Port Indenture), to issue revenue bonds for the purpose of financing and refinancing improvements to the port facilities of the Port Issuer; and

WHEREAS, the Borrower desired to pay for the development, construction and acquisition of certain facilities for the transport, loading, unloading and storage of petroleum products, including certain tank and other infrastructure projects, on behalf of the Port Issuer (the “Taxable Series 2020B Project”); and

WHEREAS, the Borrower desired to prepay and have repaid the principal amount of indebtedness outstanding under the FTAI Credit Agreement, the proceeds of which were used to pay for or reimburse the cost of development, construction and acquisition of certain facilities for the transport, loading, unloading, and storage of petroleum products, including certain tank, train and other infrastructure projects, on behalf of Jefferson (as defined below) (the “Taxable Series 2021B Project”); and

WHEREAS, the Borrower desires to (a) refund, redeem, and defease in full the existing Taxable Series 2020B Bonds (as defined below), (b) pay for or reimburse the cost of the purchase by Jefferson of an approximately 519-acre property within the Jefferson Terminal South Site, but excluding existing improvements thereon (the “JTS Conveyed Property”), but only to the extent such cost is attributable to the portion of the JTS Conveyed Property that is Taxable Series 2024B Land, and therefore excluding such cost attributable to the portion of JTS Conveyed Property that is JTS Port Property (as defined below) (the “Taxable Series 2024B Land Purchase Project”), (c) pay for or reimburse the cost of implementing bidirectional product flow capability on an existing operational Jefferson pipeline that is used for the transport of petroleum products (the “Taxable Series 2024B Pipeline Reversal Project” and, together with the Taxable Series 2024B Land Purchase Project, the “Taxable Series 2024B Project”), (d) fund certain reserve and funded interest accounts; and (e) pay for or reimburse certain costs of issuance of the Series 2024 Bonds; and

WHEREAS, Jefferson 2020 Bond Lessee LLC, a limited liability company organized under the laws of the State of Delaware and authorized to do business in the State (together with its successors and assigns, the “Lessee”, and the Lessee together with the Borrower, “Jefferson”) desired to pay for the development, construction and acquisition of certain facilities (the “2020 Tax-Exempt Facilities”) for the transport, loading, unloading and storage of petroleum products, including tanks, train infrastructure and other eligible infrastructure projects on behalf of the Port Issuer (the “Series 2020A Project”); and

WHEREAS, the Lessee desired to pay for the development, construction and acquisition of certain new facilities (other than the existing 2020 Tax Exempt Facilities) for the transport, loading, unloading, and storage of petroleum products, including new tanks, marine dock and other eligible infrastructure projects on behalf of the Port Issuer (the “Series 2021A Project”), which is comprised of two parts:  (1) a new marine dock (the “Series 2021A Dock Project”) and (2) new tanks as well as other eligible infrastructure projects to include all parts of the Series 2021A Project other than the Series 2021A Dock Project (the “Series 2021A Tank Project”); and

WHEREAS, the Lessee desires to pay for or reimburse the cost of (1) the purchase by the Port Issuer of an approximately 52-acre waterfront property (the “JTS Port Property”) that is located within an approximately 596-acre industrial complex in Nederland, Texas (the “Jefferson Terminal South Site”) owned, prior to the transactions contemplated in connection with the issuance of the Series 2024 Bonds, by Jefferson Terminal South LLC, an Affiliate of Jefferson (the “Series 2024A Land Purchase Project”) and (2) the development, construction and acquisition of a new barge and ship dock and associated facilities for the loading and unloading of products, including blue ammonia, to be located on the JTS Port Property (the “2024 Tax-Exempt Facilities”), replacing an existing barge and ship dock (the “Series 2024A Dock Project” and, together with the Series 2024A Land Purchase Project, the “Series 2024A Project”) (the Series 2024A Project, together with the Taxable Series 2020B Project, the Taxable Series 2021B Project, the Taxable Series 2024B Project, and the Series 2020A Project, the Series 2021A Project and other assets to be constructed and operated by or on behalf of Jefferson, the “Project”); and

WHEREAS, the Port Issuer determined that the Project will serve the public purposes expressed in the Port Act by maintaining, developing, extending, and improving port, wharf, dock, and intermodal facilities inside or outside the boundaries of the Port Issuer, and that (1) the Port Issuer acted in furtherance of the public purposes intended to be served by the Port Act by assisting the Borrower and the Lessee in financing and refinancing all or a portion of the costs of the Project through the issuance of (i) its $184,920,000 aggregate principal amount of Port of Beaumont Navigation District of Jefferson County, Texas Dock and Wharf Facility Revenue Bonds, Series 2020A (Jefferson Gulf Coast Energy Project) (the “Series 2020A Bonds”) and (ii) its $79,060,000 aggregate principal amount of Port of Beaumont Navigation District of Jefferson County, Texas Facility Revenue Bonds, Taxable Series 2020B (Jefferson Gulf Coast Energy Project) (the “Taxable Series 2020B Bonds” and, together with the Series 2020A Bonds, the “Series 2020 Bonds”), (2) the Port Issuer acted in furtherance of the public purposes intended to be served by the Port Act by assisting the Borrower and the Lessee in financing and refinancing all or a portion of the costs of the Project through the issuance of its $225,000,000 aggregate principal amount of Port of Beaumont Navigation District of Jefferson County, Texas Dock and Wharf Facility Revenue Bonds, Series 2021A (Jefferson Gulf Coast Energy Project) (the “Series 2021A Bonds”) and (3) the Port Issuer will be acting in furtherance of the public purposes to be served by the Port Act by assisting the Borrower and the Lessee in financing and refinancing all or a portion of the costs of the Project through the issuance of its $164,425,000 aggregate principal amount of Port of Beaumont Navigation District of Jefferson County, Texas Dock and Wharf Facility Revenue Bonds, Series 2024A (the “Series 2024A Bonds”) and its $217,870,000 aggregate principal amount of Port of Beaumont Navigation District of Jefferson County, Texas Dock and Wharf Facility Revenue Bonds, Series 2024B (the “Taxable Series 2024B Bonds” and together with the Series 2024A Bonds, the “Series 2024 Bonds”); and

WHEREAS, the Port of Beaumont Industrial Development Authority of Jefferson County, Texas, a nonprofit corporation established and existing under the laws of the State of Texas (the “IDA Issuer”) determined that the Project will serve the public purposes expressed in the IDA Act by maintaining, developing, extending, and improving port, wharf, dock, and intermodal facilities inside or outside the boundaries of the IDA Issuer, and that the IDA Issuer acted in furtherance of the public purposes intended to be served by the IDA Act by assisting the Borrower and the Lessee in financing and refinancing all or a portion of the costs of the Project through the issuance of its $200,000,000 aggregate principal amount of Port of Beaumont Industrial Development Authority of Jefferson County, Texas Dock and Wharf Facility Revenue Bonds, Series 2021A (Jefferson Gulf Coast Energy Project) (the “Taxable Series 2021B Bonds” and, together with the Series 2021A Bonds, the “Series 2021 Bonds”); and

WHEREAS, (i) the Port Issuer lent (the “Taxable Series 2020B Loan”) a portion of the proceeds of the Taxable Series 2020B Bonds to the Borrower pursuant to this Agreement to finance, pay or reimburse the costs of the Taxable Series 2020B Project; and (ii) the Port Issuer used a portion of the proceeds of the Taxable Series 2020B Bonds to refund a portion of the Prior 2016 Bonds, fund certain reserves and pay certain costs of issuance of the Taxable Series 2020B Bonds; and

WHEREAS, upon the issuance of the Series 2020A Bonds, (i) the Port Issuer leased pursuant to an Amended and Restated Lease and Development Agreement (the “Initial Facilities Lease”) to the Lessee the Tax-Exempt Facilities (as defined in the Initial Facilities Lease), and the Lessee commenced construction on the Series 2020A Project on behalf of the Port Issuer, the cost of which was reimbursed by the Port Issuer with a portion of the proceeds of the Series 2020A Bonds, and (ii) the Port Issuer used a portion of the proceeds of the Series 2020A Bonds to refund a portion of the Prior 2016 Bonds, fund certain reserves and pay certain costs of issuance of the Series 2020A Bonds; and

WHEREAS, upon the issuance of the Series 2021A Bonds, (i) the Port Issuer leased pursuant to a First Amendment to Amended and Restated Lease and Development Agreement (the Initial Facilities Lease, as amended thereby, the “Existing Facilities Lease”) to the Lessee the Tax-Exempt Facilities (as defined in the Existing Facilities Lease), and the Lessee constructed or caused to be constructed the Series 2021A Project on behalf of the Port Issuer, the cost of which will be reimbursed by the Port Issuer with a portion of the proceeds of the Series 2021A Bonds, and (ii) the Port Issuer used a portion of the proceeds of the Series 2021A Bonds to fund certain reserves and pay certain costs of issuance of the Series 2021A Bonds; and

WHEREAS, upon the issuance of the Series 2024A Bonds, (i) the Port Issuer will lease pursuant to a Facilities Lease and Development Agreement (the “Facilities Lease”) to the Lessee the 2024 Tax-Exempt Facilities (as defined in the Facilities Lease), and the Lessee will construct or cause to be constructed the Series 2024A Dock Project on behalf of the Port Issuer, the cost of which will be reimbursed by the Port Issuer with a portion of the proceeds of the Series 2024A Bonds, and (ii) the Port Issuer will use a portion of the proceeds of the Series 2024A Bonds to fund certain reserves and pay certain costs of issuance of the Series 2024A Bonds; and

WHEREAS, (i) the IDA Issuer lent (the “Taxable Series 2021B Loan”) a portion of the proceeds of the Taxable Series 2021B Bonds to the Borrower pursuant to that certain Senior Loan Agreement, dated as of August 1, 2021, by and between the Borrower and the IDA Issuer (the “IDA Senior Loan Agreement”) to finance, pay or reimburse the costs of the Taxable Series 2021B Project; and (ii) the Port Issuer used a portion of the proceeds of the Taxable Series 2021B Bonds to fund certain reserves, if any, and pay certain costs of issuance of the Series 2021 Bonds; and

WHEREAS, (i) the Port Issuer will lend (the “Taxable Series 2024B Loan”) the proceeds of the Taxable Series 2024B Bonds to the Borrower pursuant to this Agreement to finance, pay or reimburse the costs of the Taxable Series 2024B Pipeline Reversal Project; (ii) the Port Issuer will use a portion of the proceeds of the Taxable Series 2024B Bonds to fund certain reserves, if any, and pay certain costs of issuance of the Series 2024 Bonds; and (iii) the Borrower will use a portion of the Taxable Series 2024B Loan to fund the purchase by the Borrower of the JTS Conveyed Property excluding the JTS Port Property; and

WHEREAS, the Borrower has entered into the Omnibus Amended and Restated Agreement and Lease, dated as of January 1, 2020, by and among, inter alios, the Borrower, Lessee and the Port Issuer (the “Jefferson Main Terminal Ground Lease”), pursuant to which, inter alia, the Lessee and the Borrower lease the Project site (except for the JTS Port Property and certain pipeline easements) from the Port Issuer; and

WHEREAS, the Borrower has entered into the Ground Lease and Agreement, dated as of June 1, 2024, by and among, inter alios, the Borrower, Lessee and the Port Issuer (the “Ground Lease” and together with the Jefferson Main Terminal Ground Lease, the “Ground Leases”), pursuant to which, inter alia, the Lessee and the Borrower lease the JTS Port Property from the Port Issuer; and

WHEREAS, pursuant to the Sublease, dated as of February 1, 2020, between the Lessee and the Borrower, as amended by that certain First Amendment to Sublease, dated as of August 18, 2021 (the “Jefferson Main Terminal Facilities Sublease”), the Lessee is subleasing the Lessor’s Property (as defined in the Jefferson Main Terminal Facilities Sublease) to the Borrower for the Borrower’s use of the Lessor’s Property in exchange for the Borrower’s promise to pay the Facilities Lease Rent (as defined in the Existing Facilities Lease) and any and all other charges or amounts due and owing to the Port Issuer under the Existing Facilities Lease; and

WHEREAS, pursuant to the Sublease, dated as of June 20, 2024, between the Lessee and the Borrower (the “Sublease” and together with the Jefferson Main Terminal Facilities Sublease, the “Subleases”), the Lessee is subleasing the 2024 Tax-Exempt Facilities (as defined in the Facilities Lease) to the Borrower for the Borrower’s use of the 2024 Tax-Exempt Facilities in exchange for the Borrower’s promise to pay an amount equivalent to the amounts that are payable to the Port Issuer under the Facilities Lease; and

WHEREAS, the Port Issuer has previously entered into the Indenture of Trust, dated as of February 1, 2020 (the “Original Indenture”), with Deutsche Bank National Trust Company, as Trustee (in such capacity, together with its permitted successors, assigns and replacements, the “Original Port Trustee”), to provide for the issuance of the Series 2020 Bonds; and

WHEREAS, the Port Issuer has entered into the First Supplemental Indenture of Trust, dated as of August 1, 2021 (the “Port Supplemental Indenture”), with the Original Port Trustee to provide for the issuance of the Series 2021A Bonds; and

WHEREAS, the Port Issuer has concurrently with the execution hereof entered into the Second Supplemental Indenture of Trust, dated as of June 1, 2024 (the “Port Second Supplemental Indenture”, and the Original Indenture, as supplemented by the Port Supplemental Indenture, the Port Second Supplemental Indenture and as it may be further amended, supplemented or otherwise modified from time to time, the “Port Indenture”), with UMB Bank, N.A., as successor trustee to Deutsche Bank National Trust Company (in such capacity the “Port Trustee”), to provide for the issuance of the Series 2024 Bonds; and

WHEREAS, the IDA Issuer entered into the Indenture of Trust, dated as of August 1, 2021 (the “IDA Indenture”), with Deutsche Bank National Trust Company, as Trustee, to provide for the issuance of the Taxable Series 2021B Bonds; and

WHEREAS, the Collateral Agent, the Borrower, the Lessee, the Port Trustee, UMB Bank, N.A. (as successor to Deutsche Bank National Trust Company under the IDA Indenture, the “IDA Trustee”) and various other parties thereto have concurrently with the execution hereof entered into the Collateral Agency Agreement; and

WHEREAS, the Borrower has previously entered into certain other Financing Documents related to the Project and the issuance of the Taxable Series 2020B Bonds and the Taxable Series 2021B Bonds, and the Borrower has concurrently with the execution hereof entered into certain other Financing Documents related to the Project and the issuance of the Series 2024B Bonds; and

WHEREAS, the Series 2020 Bonds, the Series 2021A Bonds and the Series 2024 Bonds are special, limited obligations of the Port Issuer, payable solely from and secured exclusively by the Trust Estate established under the Port Indenture, including the payments to be made by the Borrower under this Agreement, and the Collateral, and do not constitute indebtedness of the Port Issuer, the State, or any other political subdivision of the State, within the meaning of any State constitutional provision or statutory limitation and shall not constitute or give rise to a pecuniary liability of the Port Issuer, the State, or any other political subdivision of the State, and neither the full faith and credit of the Port Issuer nor the full faith and credit or the taxing power of the State, or any other political subdivision of the State is pledged to the payment of the principal of or interest on the Series 2020 Bonds, Series 2021A Bonds or the Series 2024 Bonds; and

WHEREAS, the parties hereto entered into that certain Senior Loan Agreement, dated as of February 1, 2020 (the “Initial Agreement”); and

WHEREAS, the parties hereto amended and restated the Initial Agreement on August 1, 2021 (the “Existing Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Existing Agreement as of the date hereof in accordance with the terms hereof; and

WHEREAS, the execution and delivery of the Initial Agreement was duly authorized by the Bond Resolution adopted by the Port Issuer on October 7, 2019 (the “2020 Bond Resolution”); and

WHEREAS, the execution and delivery of the Existing Agreement has been duly authorized by the Bond Resolution adopted by the Port Issuer on July 1, 2021 (the “2021 Bond Resolution”).

WHEREAS, the execution and delivery of this Agreement has been duly authorized by the Bond Resolution adopted by the Port Issuer on April 29, 2024 (the “2024 Bond Resolution” and, together with the 2020 Bond Resolution and the 2021 Bond Resolution, the “Bond Resolutions”).

NOW THEREFORE, in consideration of the premises and the mutual covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01     Definitions.  All capitalized terms used herein (including in the preamble and recitals) but not otherwise defined herein shall have the respective meanings given to them in the Collateral Agency Agreement, or, if not defined herein or in the Collateral Agency Agreement, in the Port Indenture.

As used in this Agreement, the following capitalized terms shall have the following meanings:

“2020 Bond Resolution” has the meaning specified in the recitals to this Agreement.

“2020 Tax-Exempt Facilities” has the meaning specified in the recitals to this Agreement.

“2021 Bond Resolution” has the meaning specified in the recitals to this Agreement.

“2024 Bond Resolution” has the meaning specified in the recitals to this Agreement.

“2024 Tax-Exempt Facilities” has the meaning specified in the recitals to this Agreement.

“Additional Project” means the design, development, acquisition, construction, installation, equipping, ownership and operation of an expansion of, or improvement to, the Project or any previously completed Additional Project.

“Asset Sale Proceeds” has the meaning set forth in Section 5.01(c).

“Board of Directors” means, with respect to any Person, either the board of directors or managing members, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee of such board.

“Bond Obligations” means all obligations of the Borrower under this Agreement, the obligations of the Lessee under the Facilities Lease and any Additional Parity Bonds Loan Agreements (if executed).

“Bond Purchase Agreement” means, with respect to each series of Bonds, that certain Bond Purchase Agreement entered into among the Underwriters, the Port Issuer, the Borrower and the Lessee, with respect to such series of Bonds.

“Bond Resolutions” has the meaning specified in the recitals to this Agreement.

“Borrower” has the meaning specified in the preamble of this Agreement; provided that “Borrower” shall refer to a Successor Borrower upon consummation of any transaction described in Section 6.16, including with respect to any determination of whether a Change of Control has occurred.

“Capital Project” means a physical expansion of, or improvement to, the Project, the procurement and installation of additional equipment or facilities, or the replacement of existing equipment or facilities, in each case, that is in addition to the initial construction of the Project as contemplated by the Financing Documents, with such amendments and modifications thereto and change orders thereto permitted by the Financing Documents.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be classified and accounted for as a finance lease on the balance sheet of such Person under Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Flow Available for Debt Service” has the meaning specified in the Collateral Agency Agreement.

“Cash Flow Test” has the meaning as set forth in the definition of “Permitted Additional Indebtedness”.

“Change of Control” means any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders and excluding any employee benefit plan or Person acting as the trustee, agent or other fiduciary or administrator therefor, is or becomes the direct beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of more than 50% of the total voting power of the Voting Stock of the Borrower; provided, however, that notwithstanding the foregoing, a transaction or series of transactions will not be deemed to involve a Change of Control if (x) the Borrower becomes a direct or indirect wholly-owned subsidiary of a holding company and (y) (A) the direct or indirect beneficial owners of the Voting Stock of such holding company immediately following such transaction or transactions are substantially the same as the beneficial owners of the Voting Stock of the Borrower immediately prior to such transaction or transactions or (B) immediately following such transaction or transactions, no Person (other than a holding company satisfying the requirements of this proviso) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, other than one or more Permitted Holders and excluding any employee benefit plan or Person acting as the trustee, agent or other fiduciary or administrator therefor.  For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Collateral Agency Agreement” means that certain Second Amended and Restated Collateral Agency, Intercreditor and Accounts Agreement, dated as of June 1, 2024, by and among the Collateral Agent, the Port Trustee, the IDA Trustee, Deutsche Bank National Trust Company, in its capacity as Account Bank thereunder, the Borrower, the Lessee and each other Secured Party (as defined therein) that becomes a party thereto, as it may be amended, supplemented or otherwise modified from time to time.

“Continuing Disclosure Agreement” means that certain Second Amended and Restated Disclosure Dissemination Agent Agreement, dated as of June 1, 2024, entered into between the Borrower, the Lessee and the Dissemination Agent pursuant to the Rule.

“Dissemination Agent” means Digital Assurance Certification, LLC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the determination that any Pension Plan is considered an at-risk plan within the meaning of Sections 430 of the Code or Section 303 of ERISA or that any Multiemployer Plan to which Borrower or any ERISA Affiliate is obligated to contribute is endangered or is in critical status within the meaning of Section 431 or 432 of the Code or Section 304 or 305 of ERISA; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums not yet due; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) the appointment of a trustee to administer any Pension Plan; (f) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations by the Borrower or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(e) of ERISA; (g) the partial or complete withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan; or (h) the taking of any action to terminate any Pension Plan under Section 4041 or 4041A of ERISA.

“Event of Default” has the meaning specified in Section 8.01 of this Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, as amended.

“Existing Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Facilities Lease” has the meaning specified in the recitals to this Agreement.

“Existing Security Interests” means Security Interests existing on the Closing Date that are not expressly required to be discharged as a condition precedent to the obligations of the Underwriter pursuant to the Bond Purchase Agreement.

“Financing Documents” means the Original Indenture, the Port Supplemental Indenture, the Port Second Supplemental Indenture, any other Supplemental Indenture executed with respect to the Series 2020A Bonds, the Series 2021A Bonds or the Series 2024 Bonds, the Series 2021A Bonds, the Series 2024A Bonds, the IDA Indenture, any other Supplemental Indenture executed with respect to the Taxable IDA Series 2021A Bonds, the “Limited Offering Memorandum” (as defined in the Original Indenture), the “Limited Offering Memorandum” (as defined in the Port Supplemental Indenture), the “Limited Offering Memorandum” (as defined in the Port Second Supplemental Indenture), the “Limited Offering Memorandum” (as defined in the IDA Indenture), this Agreement, the IDA Senior Loan Agreement the Facilities Leases, the Collateral Agency Agreement, the Security Agreement, the Pledge Agreement, the Direct Agreements, the Mortgages, the Account Control Agreement, any other Security Documents, the Continuing Disclosure Agreement, and the Federal Tax Certificate.

“Force Majeure Event” means any of the following events that causes a delay in the construction of the Project:  (a) an act of god, including, without limitation, a tornado, flood, earthquake, hurricane, tropical storm or other seismic or weather event or other natural occurrence; (b) fires or other casualties; (c) strikes, lockouts or other labor disturbances that cause a delay in construction of the Project in spite of the Borrower’s use of commercially reasonable efforts to mitigate the delay; (d) acts of war, riots, insurrections, civil commotions, acts of terrorism or similar acts of destruction; (e) requirements of Law enacted after the Closing Date; (f) orders or judgments; or (g) embargoes, shortages or unavailability of materials, supplies, labor, equipment and systems that first arise after the Closing Date in spite of the Borrower’s commercially reasonable efforts to mitigate such shortage or unavailability.

“Fortress Entities” means any of (i) Fortress Investment Group LLC and its successors or any Affiliate thereof, (ii) any investment vehicle (whether formed as a private investment fund, stock company, partnership or otherwise) or managed account managed directly or indirectly by (x) Fortress Investment Group LLC and its successors or any Affiliate thereof or (y) any other entity whose day-to-day business and operations are, at the time of any direct or indirect acquisition by such entity of any securities of the Borrower, managed and supervised by one or more of the Principals or individuals under such Principal’s supervision, or any Affiliates of such entity, (iii) the Principals and (iv) any Person the majority of whose stock, partnership or membership interests are owned, directly or indirectly, by any Person described in clauses (i) through (iii) of this definition.

“FTAI” means Fortress Transportation and Infrastructure Investors LLC.

“FTAI Credit Agreement” means the Revolving Credit Agreement dated as of February 11, 2020, between Jefferson 2020 Bond Borrower LLC, as the borrower, and FTAI, as the lender, containing subordination terms in identical in all material respects with the terms set forth on Attachment A of this Senior Loan Agreement and for which interest shall be payable only in-kind.

“Ground Lease” has the meaning specified in the recitals to this Agreement.

“Ground Leases” has the meaning specified in the recitals to this Agreement.

“IDA Indenture” has the meaning specified in the recitals to this Agreement.

“IDA Issuer” has the meaning specified in the recitals to this Agreement.

“IDA Senior Loan Agreement” has the meaning specified in the recitals to this Agreement.

“IDA Trustee” has the meaning specified in the recitals to this Agreement.

“Indebtedness” means with respect to any Person:  (a) indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, other than:  (1) accounts payable and trade payables arising in the ordinary course of business (other than those addressed in clauses (2) through (4) of this clause (c)) which are payable in accordance with customary practices, provided that such accounts payable and trade payables (x) are not evidenced by a note, (y) are payable within ninety (90) days of the date of incurrence and are not more than ninety (90) days past due unless being contested in good faith and (z) do not exceed 4% of the sum of the original principal amount of the Series 2020A Bonds plus the original principal amount of the Series 2021 Bonds plus the original principal amount of the Series 2024 Bonds plus the principal amount of other Permitted Additional Senior Indebtedness and Additional Parity Bonds at any one time outstanding, (2) accrued expenses arising in the ordinary course of business and not recorded as either “short term indebtedness” or “long term indebtedness” on the balance sheet of the Borrower in accordance with GAAP, (3) any payments pursuant to any construction contracts that are not more than ninety (90) days past due unless being contested in good faith or to the extent such payments represent “retainage,” “holdback” or similar payments, and (4) payments due under any management contract pursuant to which a management company provides employees to provide services for Jefferson, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) any Capitalized Lease Obligation, (f) all obligations, contingent or otherwise, of such Person under bankers acceptances issued or created for the account of such Person, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (h) all net obligations of such Person pursuant to Permitted Swap Agreements, (i) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) all Indebtedness of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indenture” has the meaning specified in the recitals to this Agreement.

“Independent Manager” means a Person who (i) is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years:  (a) a stockholder, director (with the exception of serving as the Independent Manager), officer, employee, partner, member, manager, contractor, attorney or counsel of the Borrower or any Affiliate thereof; (b) a customer, creditor, supplier or other person who derives any of its purchases or revenues from its activities with the Borrower or any Affiliate thereof; (c) a Person Controlling or under common Control with any such stockholder, director, officer, partner, member, manager, contractor, customer, creditor, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, contractor, customer, creditor, supplier or other Person (provided, that in the case of each of (a) through (d), indirect stock or other equity interest ownership of the Borrower or any Affiliate thereof by such Person through a mutual fund or similar diversified investment pool shall be permitted); (ii) has prior experience as an independent director/manager for a corporation/limited liability company involved in a structured financing transaction whose organizational documents require the unanimous written consent of all independent directors/managers thereof before such corporation/limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (iii) is provided by Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Stewart Management Company, Wilmington Trust Company, Wilmington Trust SP Services, Inc., or, if none of those companies is then providing professional independent managers, another nationally-recognized company, in each case that is not an Affiliate of the Borrower and that provides professional independent managers and other corporate services in the ordinary course of its business.

“Initial Facilities Lease” has the meaning specified in the recitals to this Agreement.

“Initial Agreement” has the meaning specified in the recitals to this Agreement.

“Jefferson” has the meaning specified in the recitals to this Agreement.

“Jefferson Main Terminal Facilities Sublease” has the meaning specified in the recitals to this Agreement.

“Jefferson Main Terminal Ground Lease” has the meaning specified in the recitals to this Agreement.

“Jefferson Terminal South Site” means an approximately 596-acre industrial complex in Nederland, Texas currently owned by Jefferson Terminal South LLC, a Delaware limited liability company.

“JTS Conveyed Property” has the meaning specified in the recitals to this Agreement.

“JTS Retained Land” means the Jefferson Terminal South Site less the JTS Conveyed Property.

“Lessee” has the meaning specified in the recitals to this Agreement.

“Major Action” means the Borrower shall:  (A) dissolve, merge, liquidate or consolidate; (B) sell all or substantially all of its assets; or (C) file a voluntary bankruptcy or insolvency petition or otherwise institute insolvency proceedings.

“Material Adverse Effect” means a material adverse effect on (a) the business, properties, performance, results of operations or financial condition of the Borrower; (b) the Borrower’s ability to complete the Project; (c) the legality, validity or enforceability of any material Financing Document; (d) the Borrower’s ability to observe and perform its material obligations under any Financing Document; (e) the validity, perfection or priority of a material portion of the Security Interests created pursuant to the Security Documents on the Collateral taken as a whole; or (f) the rights of the Collateral Agent and the Port Trustee under the Financing Documents, including the ability of the Collateral Agent, the Port Trustee or any other Secured Party to enforce their material rights and remedies under the Financing Documents or any related document, instrument or agreement, in each case with respect to clauses (a) through (f) above relating to the Project.

“Material Project Contract” means (a) those contracts as set forth on Schedule 6.25 and (b) any other agreement pertaining to the Project or to which the Borrower is a party, the breach or termination of which could reasonably be expected to have a Material Adverse Effect.

“Mortgage” means an agreement, including, but not limited to, a mortgage, leasehold mortgage or any other document, creating and evidencing a Security Interest on a Mortgaged Property substantially in the form of Attachment D.

“Multiemployer Plan” means a Pension Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Permitted Sale and Disposition, the cash proceeds received by the Borrower, net of (i) all fees and out-of-pocket expenses paid by (or on behalf of) the Borrower in connection with such Permitted Sale and Disposition, (ii) the principal amount, premium or penalty, if any, interest and other amounts required to be applied to the repayment of Indebtedness secured by a Security Interest on any asset which is the subject of such Permitted Sale and Disposition; (iii) taxes paid or estimated by the Borrower in good faith to be payable as a result thereof (including any such taxes of the type described in clause (h)(5) of the definition of “O&M Expenditures”), (iv) the amount of any liability paid or to be paid or reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (iii) above) (A) associated with the assets that are the subject of such Permitted Sale and Disposition and (B) retained by the Borrower or any of its Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (v) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any of its Subsidiaries as a result thereof.

“O&M Expenditures” means for any period, the sum (without duplication) of the following costs paid by or on behalf of the Borrower or the Lessee:  (a) payments to any and all management operating companies, which may be an Affiliate of the Borrower or the Lessee (subject to the requirements on transactions with Affiliates set forth herein), including management fees, payment or reimbursement in respect of rent, furniture, telephone, computer, information technology systems and other equipment and property used or useful in the operation of the Project or any Additional Project and reimbursement of all salaries, employee benefits and other compensation of their employees providing management, leasing, operating, maintenance, legal, accounting, finance, IT, sales and marketing, and human resources services; plus (b) insurance deductibles, claims and premiums and, without duplication, payments made in respect of financing of insurance premiums in the ordinary course of business; plus (c) other than Major Maintenance Costs, costs (including capital expenditures) of operating and maintaining the Project or any Additional Project, including, without limitation, (x) payments and deposits in the ordinary course of business in connection with or to secure bids, tenders, contracts, leases (including, with respect to the Ground Lease, any wharfage rates and port charges and rent payments, and excluding, with respect to the Facilities Lease, all Rent (as defined therein)), subleases, licenses or sublicenses of real property, personal property or Intellectual Property, statutory obligations, surety bonds or appeal bonds and payments and deposits securing letters of credit supporting such obligations and (y) payments and deposits in the ordinary course of business in connection with workers’ compensation laws, unemployment insurance laws or similar legislation and payments and deposits securing letters of credit supporting such obligations; plus (d) property and other similar taxes payable by the Borrower or the Lessee in respect of the Project or any Additional Project; plus (e) fees for accounting, legal and other professional services; plus (f) general and administrative expenses, including payments for cash management services and reimbursements of banking institutions for checks drawn on insufficient funds; plus (g) Major Maintenance Costs solely in accordance with item Fourth in the Flow of Funds under Section 5.02(b) of the Collateral Agency Agreement; plus (h) payments to any direct or indirect parent company of the Borrower or the Lessee to pay or reimburse (1) corporate overhead costs and expenses (including fees for accounting, legal and other professional services) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower or the Lessee, (2) customary salary, bonus and other benefits payable to directors, officers and employees of such direct or indirect parent company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operations of the Borrower or the Lessee, (3) any directors and officers liability insurance and reasonable and customary indemnification claims made by directors, managers or officers of such direct or indirect parent company attributable to the ownership or operations of the Borrower or the Lessee, (4) franchise taxes and other fees, taxes and expenses required to maintain such direct or indirect parent company’s corporate existence, (5) U.S. federal, state and local taxes that are attributable to the taxable income, revenue, receipts or profits of the Borrower or the Lessee for any taxable period (A) in which the Borrower or the Lessee is a member of a consolidated, combined, unitary or similar tax group of which such direct or indirect parent company is the common parent or (B) in which the Borrower or the Lessee is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, (6) listing fees and other costs and expenses attributable to such direct or indirect parent company being a publicly traded company and (7) fees and expenses related to any debt offering (including debt securities and bank loans) or equity offering by such direct or indirect parent company, whether or not consummated; provided that, for purposes of this clause (h), for so long as any such direct or indirect parent company owns no material assets other than cash, Permitted Investments and equity interests of the Borrower or the Lessee or another direct or indirect parent of the Borrower or the Lessee, any requirement herein that the applicable costs and expenses be attributable to the ownership or operations of the Borrower shall be deemed satisfied, plus (i) filings or other costs required in connection with the maintenance of the first priority Security Interest of the Secured Parties in the Collateral; provided, that the following shall be excluded from the foregoing items (a) through (h):  (i) payments of principal, interest or fees with respect to the Series 2020A Bonds, the Series 2021 Bonds, the Series 2024 Bonds and other Indebtedness (other than payments in respect of ordinary cash management services) permitted under the Secured Obligation Documents; (ii) capital expenditures or contributions paid with funds made available to the Borrower or the Lessee by Additional Equity Contributions; (iii) payments for Capital Projects or the construction of any Additional Projects permitted under the Financing Documents; (iv) any payments, dividends or distributions to any Person in respect of any capital stock of the Borrower or the Lessee, except as set forth in clause (h) above; and (v) depreciation, amortization of intangibles and other non-cash accounting entries of a similar nature for such period.  O&M Expenditures are not to be considered investments for the purposes of the Senior Loan Agreement or the Collateral Agency Agreement.

“Organizational Documents” means for any Person the organizational documents governing its creation, existence and actions, as in effect on the date in question.

“Original Indenture” has the meaning specified in the recitals to this Agreement.

“Pension Plan” means a “pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan, that is maintained by, or contributed to by, or required to be contributed to by, the Borrower or any ERISA Affiliate.

“Permitted Activities” has the meaning specified in Section 6.14 hereof.

“Permitted Additional Senior Indebtedness” means:

(a)          [reserved];

(b)          Indebtedness pursuant to a revolving credit facility not to exceed $75,000,000 at any time outstanding;

(c)          Purchase Money Debt in a cumulative aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(d)       Indebtedness refinancing any Permitted Additional Senior Indebtedness (“Refinancing Senior Indebtedness”), subject to any Additional Debt Service Reserve Requirements; provided that (x) (i) no Refinancing Senior Indebtedness matures prior to, or has a shorter weighted average life than, or has mandatory redemption features that could result in redemptions of such Refinancing Senior Indebtedness prior to, the maturity date of the applicable Senior Indebtedness that is being refinanced and (ii) the debt service payable on such Refinancing Senior Indebtedness does not exceed the debt service payable on the Senior Indebtedness being refinanced, or (y) the incurrence of such Refinancing Senior Indebtedness satisfies the Cash Flow Test (as defined below) and Senior Leverage Test (as defined below); and

(e)          any other Indebtedness, provided that calculated on a pro forma basis to give effect to all scheduled principal and interest payments in respect of Indebtedness proposed to be incurred in reliance on this clause (e), (i) Cash Flow Available for Debt Service of Jefferson is greater than or equal to (x) 150% of the total Senior Principal and Interest Requirements for the twelve (12) month period ending on the last day of the most recent full calendar month prior to the incurrence of such Indebtedness and (y) 150% of the Senior Principal and Interest Requirements projected in any full fiscal year (including debt service related to the proposed Indebtedness to be refinanced under this clause (e), but excluding the principal amount of the proposed Indebtedness to be refinanced under this clause (e)) (the “Cash Flow Test”) and (ii) Senior Indebtedness outstanding shall not exceed an amount equal to (x) 0.55 multiplied by (y) Total Capitalization (the “Senior Leverage Test”);

in each case of clauses (a) through (e) above, that shall be payable pro rata with the Series 2020A Bonds, the Series 2021 Bonds, the Series 2024 Bonds and any Additional Parity Bonds pursuant to the Collateral Agency Agreement as in effect on the Closing Date, and may, at the option of the Borrower, be secured by all of the Collateral under the Collateral Agency Agreement, or may be unsecured; provided that if such Permitted Additional Senior Indebtedness is unsecured, it will be junior to the Secured Obligations upon the exercise of remedies against the Collateral to the extent of the value of the Collateral as provided in Section 9.08 of the Collateral Agency Agreement as in effect on the Closing Date.  For purposes of the Cash Flow Test, (i) with respect to any period, Cash Flow Available for Debt Service shall be calculated on a pro forma basis to give effect to revenues attributable to the Project pursuant to contracts or agreements in effect as of the date of calculation, as determined by Jefferson in good faith and (ii) any non-amortizing Indebtedness shall be deemed to amortize with level debt service payments over a 30-year period.

“Permitted Business Activities” means the undertaking of the Project and any Additional Project (including all Permitted Activities) and any business that is ancillary and related thereto.

“Permitted Easements” means, all rights-of-way, easements, rights of use or similar rights granted by the Borrower or the Lessee over any portion of the Project which, in the aggregate, do not materially (i) diminish the value of the Project or (ii) interfere with the ordinary conduct of the business of the Borrower or the Lessee, in each instance under clauses (i) or (ii), as conclusively established by a board resolution of the Borrower or the Lessee, as applicable.  For the avoidance of doubt, any of the foregoing which would create or result in a Material Adverse Effect is strictly prohibited.

“Permitted Holders” means the collective reference to the Fortress Entities and their Affiliates.  Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control with respect to which the Majority Holders have consented in accordance with the requirements of the Port Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Indebtedness” means:

(a)          Any Indebtedness incurred under the Financing Documents;

(b)          Additional Parity Bonds and Permitted Additional Senior Indebtedness, subject to the terms of the Financing Documents;

(c)          Indebtedness and any interest accruing thereon existing as of the Closing Date (other than Indebtedness expressly required to be discharged as a condition precedent to the obligations of the Underwriters under the Bond Purchase Agreement) that is identified in Attachment C to this Agreement, and all Indebtedness incurred to refund, refinance, extend, renew or replace any Indebtedness incurred pursuant to this clause (c) so long as the principal amount of such Indebtedness is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, the committed amount of such Permitted Indebtedness on the Closing Date, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refunding, refinancing, extension, renewal or replacement;

(d)       Indebtedness (including Capitalized Lease Obligations) incurred to finance or refinance the purchase, lease, development, ownership, construction, maintenance or improvement of real or personal property or equipment that is used or useful in the Project or any Additional Project or any other Permitted Business Activities, and all Indebtedness incurred to refund, extend, renew, refinance or replace such Indebtedness; provided, however, that, (i) the aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (d), and including all Indebtedness incurred to refund, extend, renew, refinance or replace any other Indebtedness incurred pursuant to this clause (d) does not exceed $20,000,000, and (ii) such Indebtedness (other than Indebtedness incurred to refund, extend, renew, refinance or replace any other Indebtedness incurred pursuant to this clause (d)) is incurred within 365 days after the completion of such purchase, lease, development, construction, maintenance or improvement.  Such Indebtedness is payable on the same basis as the Additional Senior Unsecured Indebtedness under Section 5.02(b) of the Collateral Agency Agreement as in effect on the Closing Date, and such Indebtedness shall not be Secured by the Collateral;

(e)         (i) Indebtedness incurred constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, (ii) other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, and (iii) Indebtedness incurred to refund, extend, renew, refinance or replace any other Indebtedness incurred pursuant to this clause (e); provided, however, that (1) upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence, and (2) the aggregate principal amount which, when aggregated with the then outstanding principal amount of all other Indebtedness incurred pursuant to this clause (e) and including all Indebtedness incurred to refund, extend, renew, refinance or replace any other Indebtedness incurred pursuant to this clause (e), does not exceed $10,000,000;

(f)          Permitted Swap Agreements for the purpose of limiting:  (i) interest rate risk; (ii) exchange rate risk with respect to any currency exchange; (iii) commodity risk; or (iv) any combination of the foregoing;

(g)          Obligations in respect of performance, bid, appeal and surety bonds and or indemnification obligations (or guarantees thereof) incurred in the ordinary course of business or consistent with past practice or industry practice;

(h)        Indebtedness consisting of the financing of insurance premiums in the ordinary course of business, and Indebtedness incurred to refund, extend, renew, refinance or replace such Indebtedness;

(i)          Indebtedness consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business, and Indebtedness incurred to refund, extend, renew, refinance or replace such Indebtedness; provided, however, that the aggregate principal amount which, when aggregated with the then outstanding principal amount of all other Indebtedness incurred pursuant to this clause (i) and including all Indebtedness incurred to refund, extend, renew, refinance or replace any other Indebtedness incurred pursuant to this clause (i), does not exceed $10,000,000;

(j)          Permitted Subordinated Debt;

(k)          [reserved];

(l)          Obligations in respect of the Subleases; and

(m)        Obligations in respect of the Ground Leases.

“Permitted Sales and Dispositions” means:

(a)          Sales or other dispositions of equipment, property or other assets, including to a joint venture or any other entity that is owned 50% or more by the Borrower or any of its Affiliates, provided that the sale or disposition is for fair market value and at least 75% of the consideration therefor is paid in cash or, in the case of a joint venture or similar transaction, is consummated in connection with a commercial contract with a creditworthy counterparty of Jefferson;

(b)          Sales or other dispositions of any obsolete, damaged, defective or worn out equipment in the ordinary course of business, inventory or goods held for sale in the ordinary course of business or any abandoned property;

(c)         Sales or other dispositions of real or personal property not required for the construction or operation of the Project or, to the extent financed by Additional Parity Bonds or Permitted Additional Senior Indebtedness, any Additional Project;

(d)          Sales or other dispositions of cash or Permitted Investments;

(e)          Sales or other dispositions that would constitute Permitted Indebtedness;

(f)         The sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceeding;

(g)         The surrender, waiver, amendment or modification of contract rights or the settlement, release or surrender of a contract, tort or other claim of any kind, in each case, in the ordinary course of business;

(h)          The granting of any Permitted Easement or Permitted Security Interest;

(i)           The transfer of any deed in lieu of condemnation by a governmental entity related to the Project or any Additional Project;

(j)           Any distribution from the Distribution Account permitted pursuant to the Collateral Agency Agreement;

(k)          Foreclosures on assets or dispositions of assets required by Law, governmental regulation or any order of any court, administrative agency or regulatory body, and transfers resulting from or in connection with a Casualty Event or Expropriation Event; and

(l)           The lapse or abandonment of intellectual property rights that in the good faith determination of the Borrower or the Lessee are not material to the conduct of the business of the Borrower or the Lessee.

“Permitted Security Interest” means:

(a)         Any Security Interest arising by operation of law or in the ordinary course of business in connection with or to secure the performance of bids, tenders, contracts, leases, subleases, licenses or sublicenses of real property, personal property or Intellectual Property, statutory obligations, surety bonds or appeal bonds, or in connection with workers’ compensation laws, unemployment insurance laws or similar legislation or securing letters of credit supporting such obligations;

(b)         Any mechanic’s, materialmen’s, workmen’s, repairmen’s, employees’, warehousemens’, carriers’ or any like lien or right of set-off arising in the ordinary course of business or under applicable law, securing obligations incurred in connection with the Project or any Additional Project which are not overdue by more than sixty (60) days or are adequately bonded or are being contested in good faith (provided that the Borrower shall, to the extent required by GAAP, set aside adequate reserves with respect thereto);

(c)          Any Security Interest for taxes, assessments or governmental charges not yet overdue for a period of more than forty-five (45) days or being contested in good faith (provided that the Borrower shall, to the extent required by GAAP, set aside adequate reserves with respect thereto);

(d)          Any Security Interest securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g) hereof so long as such liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(e)         Any Security Interest created pursuant to or contemplated by the Financing Documents or to secure the Bond Obligations or Permitted Additional Senior Indebtedness secured by Collateral (on a pari passu basis with all other Bond Obligations and all other Permitted Additional Senior Indebtedness secured by Collateral and subject to the terms of the Collateral Agency Agreement);

(f)          Any other Security Interest not securing debt for borrowed money granted over assets with an aggregate value at any one time not exceeding 3% of the sum of the original principal amount of the Series 2020A Bonds, the Series 2021 Bonds, the Series 2024 Bonds and any other Permitted Additional Senior Indebtedness and Additional Parity Bonds then outstanding;

(g)        Any Security Interests securing Permitted Indebtedness described in clause (d) of the definition of Permitted Indebtedness; provided that such Security Interest may not extend to any property owned by the Borrower other than the specific property or asset being financed by the Permitted Indebtedness described in clause (d) of the definition of Permitted Indebtedness or proceeds thereof;

(h)          (i) Any Security Interest arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights to set-off or similar rights, and (ii) any Security Interests on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(i)          Any Security Interest existing on any property or asset prior to the acquisition thereof by the Borrower, including any acquisition by means of a merger or consolidation with or into the Borrower; provided that (i) such Security Interest is not created in contemplation of or in connection with such acquisition and (ii) such Security Interest may not extend to any other property owned by the Borrower (other than extensions, renewals, replacements or proceeds of such property, or assets or property affixed or appurtenant thereto);

(j)           Permitted Easements;

(k)          Existing Security Interests;

(l)           Security Interests securing Permitted Swap Agreements and the costs thereof;

(m)        Security Interests arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower in the ordinary course of business;

(n)        Security Interests on equipment of the Borrower granted in the ordinary course of business to the Borrower’s client, customer or supplier at which such equipment is located;

(o)        Security Interests to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by a Permitted Security Interest under clauses (g), (i) or (k) of this defined term; provided, however, that (1) such new Security Interest shall be limited to all or part of the same property that secured the original Security Interest (plus extensions, renewals, replacements or proceeds of such property, or assets or property affixed or appurtenant thereto), (2) the Indebtedness secured by such Security Interest at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, the committed amount of such Permitted Indebtedness at the time the original Security Interest became a Permitted Security Interest, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (3) the new Security Interest has no greater priority and the holders of the Indebtedness secured by such Permitted Security Interest have no greater intercreditor rights relative to the Owners of the Bonds and the owners of Permitted Additional Senior Indebtedness then outstanding, if any, than the original Security Interest and the related Indebtedness;

(p)          Security Interests securing reimbursement obligations with respect to letters of credit and other credit facilities that constitute Permitted Indebtedness and that encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(q)          As to any portion of the Project or any Additional Project comprised of real property, any Security Interest that would not have a Material Adverse Effect;

(r)          Security Interests that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of the Borrower in the ordinary course of business;

(s)         Security Interests arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower in the ordinary course of business;

(t)          Security Interests arising or granted in the ordinary course of business in favor of Persons performing credit card processing, clearinghouse or similar services for the Borrower, so long as such Security Interests are on cash or cash equivalents that are subject to holdbacks by, or are pledged to, such Persons to secure amounts that may be owed to such Persons under the Borrower’s agreements with them in connection with their provision of credit card processing, clearinghouse or similar services to the Borrower; and

(u)         Any Security Interest created to secure Permitted Subordinated Debt secured by Collateral (on a subordinate basis to the Security Interest on the Collateral securing all Bond Obligations and all other Permitted Additional Senior Indebtedness and subject to the subordination terms set forth in Attachment A).

“Permitted Subordinated Debt” means Indebtedness subordinate to all Bond Obligations and all other Permitted Additional Senior Indebtedness in accordance with Attachment A of this Senior Loan Agreement and payable only in accordance with levels Twelfth and Thirteenth of the Flow of Funds set forth in the Collateral Agency Agreement; provided that notwithstanding the existence of any event of default (including payment defaults) on any Permitted Subordinated Debt, so long as any Series 2021 Bonds, any Series 2024 Bonds or any Additional Parity Bonds are outstanding, the holders of the Permitted Subordinated Debt (or a trustee for the benefit of such holders) shall not have the right (i) to foreclose on the Trust Estate; (ii) to accelerate or terminate the Permitted Subordinated Debt; (iii) to commence any suit, action or proceeding to enforce or collect payment of amounts due and payable under the Permitted Subordinated Debt, or (iv) to commence a bankruptcy, reorganization or liquidation against Jefferson.

“Port Indenture” has the meaning specified in the recitals to this Agreement.

“Port Issuer” has the meaning specified in the preamble to this Agreement.

“Port Supplemental Indenture” has the meaning specified in the recitals to this Agreement.

“Port Second Supplemental Indenture” has the meaning specified in the recitals to this Agreement.

“Potential Event of Default” means an event which, with the giving of notice or lapse of time, would become an Event of Default under this Agreement.

“Principals” means Wesley R. Edens, Randal A. Nardone and Joseph P. Adams, Jr.

“Prior 2016 Bonds” has the meaning specified in the Port Indenture.

“Project” has the meaning specified in the recitals to this Agreement.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the midstream oil and gas industry) that, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition.

“Refinancing Senior Indebtedness” has the meaning set forth in the definition of “Permitted Additional Senior Indebtedness”.

“Restricted Payment Conditions” has the meaning as specified in the Collateral Agency Agreement.

“Rule” or “Rule 15c2-12” means SEC Rule 15c2-12, as amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, as amended.

“Senior Indebtedness” has the meaning specified in the Collateral Agency Agreement.

“Senior Leverage Test” has the meaning set forth in the definition of “Permitted Additional Senior Indebtedness”.

“Senior Principal and Interest Requirements” means the aggregate amount of principal and interest due and payable by Jefferson with respect to Senior Indebtedness outstanding.

“Series 2020 Bonds” has the meaning specified in the recitals to this Agreement.

“Series 2020A Bonds” has the meaning specified in the recitals to this Agreement.

“Series 2020A Project” has the meaning specified in the recitals to this Agreement.

“Series 2021 Bonds” has the meaning specified in the recitals to this Agreement.

“Series 2021A Bonds” has the meaning specified in the recitals to this Agreement.

“Series 2021 Dock Project” has the meaning specified in the recitals to this Agreement.

“Series 2021A Project” has the meaning specified in the recitals to this Agreement.

“Series 2021 Tank Project” has the meaning specified in the recitals to this Agreement.

“Series 2024 Bonds” has the meaning specified in the recitals to this Agreement.

“Series 2024A Bonds” has the meaning specified in the recitals to this Agreement.

“Series 2024A Project” has the meaning specified in the recitals to this Agreement.

“Special Purpose Entity” means a corporation, limited liability company or limited partnership which, since the date of its formation, has complied with, and at all times on and after the date hereof, complies and will continue to comply with, the requirements set forth in Section 6.14 hereto.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.

“Substantial Completion Deadline” has the meaning specified in the Collateral Agency Agreement.

“Successor Borrower” has the meaning specified in Section 6.16 of this Agreement.

“Taxable Series 2020B Bonds” has the meaning specified in the recitals to this Agreement.

“Taxable Series 2020B Loan” has the meaning specified in the recitals to this Agreement.

“Taxable Series 2020B Project” has the meaning specified in the recitals to this Agreement.

“Taxable Series 2021B Bonds” has the meaning specified in the recitals to this Agreement.

“Taxable Series 2021B Loan” has the meaning specified in the recitals to this Agreement.

“Taxable Series 2021B Project” has the meaning specified in the recitals to this Agreement.

“Taxable Series 2024B Bonds” has the meaning specified in the recitals to this Agreement.

“Taxable Series 2024B Land” means the approximately 467-acre property within the Jefferson Terminal South Site, but excluding existing improvements thereon.

“Taxable Series 2024B Loan” has the meaning specified in the recitals to this Agreement.

“Taxable Series 2024B Project” has the meaning specified in the recitals to this Agreement.

“Total Capitalization” means the sum of Senior Indebtedness outstanding, invested equity of Jefferson, Additional Equity Contributions and Permitted Subordinated Debt.

“Trust Estate” has the meaning specified in the Port Indenture.

“Underwriters’ Counsel” means Mayer Brown LLP.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Section 1.02      Uses of Phrases.

(a)       Except as otherwise expressly provided, the following rules of interpretation shall apply to this Senior Loan Agreement:

   (i)        the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

   (ii)       whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

   (iii)      the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

   (iv)      the word “will” shall be construed to have the same meaning and effect as the word “shall”;

   (v)      unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

   (vi)     any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

   (vii)    the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Senior Loan Agreement in its entirety and not to any particular provision thereof;

   (viii)   all references in this Senior Loan Agreement to Articles, Sections, Exhibits, Attachments and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Attachments and Schedules to, this Senior Loan Agreement;

   (ix)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

   (x)       each reference to a Law shall be deemed to refer to such Law as the same may be in effect from time to time;

   (xi)     references to days shall refer to calendar days unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively; and

   (xii)    except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

(b)      Withdrawals to Occur on a Business Day.  In the event that any withdrawal, transfer or payment to or from any Account contemplated under this Senior Loan Agreement shall be required to be made on a day that is not a Business Day, such withdrawal, transfer or payment shall be made on the immediately succeeding Business Day.

(c)       Delivery or Performance to Occur on a Business Day.  In the event that any document, agreement or other item or action is required by any Secured Obligation Document to be delivered or performed on a day that is not a Business Day, the due date thereof shall be extended to the immediately succeeding Business Day.

(d)       Any percentage of the Series 2020A Bonds, the Series 2021 Bonds or the Series 2024 Bonds specified herein for any purpose is to be calculated by reference to the unpaid principal amount thereof then Outstanding.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.01      Representations and Warranties of the Port Issuer.  The Port Issuer hereby represents and warrants to the Borrower, as of the Closing Date, that:

(a)       The Port Issuer is a public body corporate and politic, and a public instrumentality organized and existing under the laws of the State and pursuant to the Act has the power to (1) enter into this Senior Loan Agreement and the Port Indenture, (2) assign its rights (other than the Reserved Rights) under this Senior Loan Agreement to the Port Trustee in accordance with the terms of the Port Indenture, (3) issue the Series 2021A Bonds, the Series 2024 Bonds, a portion of the proceeds to be used to finance Project Costs, (4) lend the proceeds of the issuance of the Taxable Series 2024B Bonds under the terms of this Senior Loan Agreement to the Borrower for the use of the proceeds in accordance with Section 3.03 hereof, and (5) carry out its other obligations in connection therewith pursuant to the Port Indenture and this Senior Loan Agreement.

(b)      Pursuant to the Bond Resolutions, the Port Issuer has duly authorized the execution and delivery of the Port Indenture, this Senior Loan Agreement, and the consummation of the transactions contemplated therein and herein, including without limitation, the assignment of its rights (other than the Reserved Rights) under this Senior Loan Agreement to the Port Trustee in accordance with the terms of the Port Indenture, the performance of its obligations hereunder and thereunder, the issuance of the Taxable Series 2024B Bonds, the loan of the proceeds of the Taxable Series 2024B Bonds to the Borrower for the use of the proceeds in accordance with Section 3.03 hereof and, simultaneously with the execution and delivery of this Senior Loan Agreement, has duly executed and delivered the Port Second Supplemental Indenture.  The Bond Resolutions have not been repealed, revoked, rescinded or amended and are in full force and effect.

(c)      No further approval, consent or withholding of objection on the part of any regulatory body, federal, state or local, is required in connection with (1) the issuance and delivery of the Series 2021A Bonds or the Series 2024 Bonds by the Port Issuer, (2) the execution or delivery of or compliance by the Port Issuer with the terms and conditions of this Senior Loan Agreement, the Port Indenture, the Series 2021A Bonds or the Series 2024 Bonds, or (3) the assignment and pledge by the Port Issuer pursuant to the Port Indenture of its rights under this Senior Loan Agreement (except the Reserved Rights) and the payments thereon by the Borrower, as security for payment of the principal of, premium, if any, and interest on the Series 2021A Bonds and the Series 2024 Bonds.  The consummation by the Port Issuer of the transactions set forth in the manner and under the terms and conditions as provided in this Senior Loan Agreement, the Port Indenture, the Series 2021A Bonds and the Series 2024 Bonds will comply with all applicable laws.  Notwithstanding the preceding sentences, no representation is expressed as to any action required under federal or state securities or Blue Sky Laws in connection with the sale or distribution of the Series 2021A Bonds and the Series 2024 Bonds.

(d)      The Port Issuer is not in breach of or default under this Senior Loan Agreement, the Series 2021A Bonds or the Series 2024 Bonds, or in violation of any applicable constitutional provision, law or administrative regulation of the State or the United States or any applicable judgment or decree or any loan agreement, indenture, bond, note, resolution, agreement or other instrument to which the Port Issuer is a party or is otherwise subject, in each case which breach, default or violation would have a material adverse effect on the authorization, issuance, sale or delivery of the Series 2021A Bonds or the Series 2024 Bonds, or the authorization, execution, delivery and performance of this Senior Loan Agreement, the Port Indenture or the Series 2021A Bonds and no event has occurred and is continuing which, with the passage of time or the giving of notice, or both, would constitute such a breach, default or violation.  The execution, delivery and performance of its obligations under the Port Indenture, this Senior Loan Agreement, the Series 2021A Bonds and the Series 2024 Bonds, and the assignment of its rights (other than the Reserved Rights) under this Senior Loan Agreement do not and will not conflict with or result in a violation or a breach of any law or the terms, conditions or provisions of any restriction under any law, contract, agreement or instrument to which the Port Issuer is now a party or by which the Port Issuer is bound, or constitute a default under any of the foregoing.

(e)       Except as may be described in the “Limited Offering Memorandum” (as defined in the Port Indenture), there is no action, suit, proceeding or litigation pending against the Port Issuer or, to the knowledge of its members, officers or counsel, threatened, seeking to restrain or enjoin the issuance, sale, execution or delivery of the Series 2021A Bonds or the Series 2024 Bonds, or in any way contesting or affecting the validity of the Series 2021A Bonds or the Series 2024 Bonds, or any proceedings of the Port Issuer taken with respect to the issuance or sale thereof, or the pledge or application of any monies or security provided for the payment of the Series 2021A Bonds or the Series 2024 Bonds, the use of the Series 2021A Bonds or the Series 2024 Bonds proceeds or the existence or powers of the Port Issuer or its officers or members.

(f)        Each of this Senior Loan Agreement and the Port Indenture constitutes the valid and binding obligation of the Port Issuer, enforceable against the Port Issuer in accordance with the terms thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws or judicial action affecting the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) subject to the valid exercise of the constitutional powers of the State and the United States of America.  The execution and delivery of this Senior Loan Agreement and the Port Indenture, the performance by the Port Issuer of its obligations hereunder and thereunder and the consummation of the transactions herein and therein contemplated do not and will not materially conflict with, or constitute a material breach or result in a material violation of the Act or bylaws of the Port Issuer, any agreement or other instrument to which the Port Issuer is a party or by which it is bound or any constitutional or statutory provision or order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over the Port Issuer or its property.

(g)       The Port Issuer hereby acknowledges that the Project Accounts are the property of the Borrower and not the Port Issuer and that the Borrower has represented to the Port Issuer in Section 2.02(k) below that the Borrower has granted a security interest in the Project Accounts to the Collateral Agent pursuant to the terms of the Security Agreement.

(h)       Notwithstanding anything herein to the contrary, any obligation the Port Issuer may incur hereunder in connection with the issuance of the Series 2021A Bonds and the Series 2024 Bonds shall not be deemed to constitute a general obligation of the Port Issuer, but, as to the Port Issuer, shall be payable solely from the payments received hereunder and from the Trust Estate as provided in the Port Indenture.  The Port Issuer has no taxing power.

The representations and warranties included in this Section 2.01 are made subject to the limitations set forth in Section 3.05 hereof.

Section 2.02      Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants to the Port Issuer, as of the Closing Date and any other date on which representations and warranties are expressly required to be true pursuant to the Financing Documents, that:

(a)      The Borrower is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of Delaware, is qualified to do business in the State and in every jurisdiction where such qualification is required by applicable law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b)      The Borrower has full organizational power and authority to conduct its business as now conducted and as presently proposed to be conducted immediately following the execution and delivery of the Transaction Documents to which it is a party and the Borrower has full power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is a party.

(c)       All necessary actions on the part of the Borrower required to authorize the execution, delivery and performance of each Transaction Document to which it is a party has been duly taken.

(d)       Each of the Transaction Documents to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower and constitutes a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws or judicial action affecting the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(e)      The execution, delivery and performance by the Borrower of each Transaction Document to which it is a party does not (1) conflict with any contractual obligations binding on, or to the knowledge of the Borrower, affecting the Borrower, except where such conflict would not reasonably be expected to have a Material Adverse Effect, (2) violate any provision of any court decree or order binding on, or to the knowledge of the Borrower, affecting the Borrower, except where such violation would not reasonably be expected to have a Material Adverse Effect, (3) violate any provision of any law or governmental regulation binding on, or to the knowledge of the Borrower, affecting the Borrower, except where such violation would not reasonably be expected to have a Material Adverse Effect, or (4) result in, or require, the creation or imposition of any Security Interest on any of the properties or revenues of the Borrower, except for Permitted Security Interests;

(f)       Except as may be described the “Limited Offering Memorandum” (as defined in the Port Indenture), on the Closing Date, there is no pending or, to Borrower’s knowledge, threatened litigation or proceeding against the Borrower or with respect to the transactions contemplated by this Senior Loan Agreement or the other Financing Documents which has a material likelihood of success and if determined adversely to the Borrower or to such transactions, would reasonably be expected to have a Material Adverse Effect.

(g)       Except as may be described in the “Limited Offering Memorandum” (as defined in the Port Indenture), the Borrower has obtained all Governmental Approvals required to be obtained by the Borrower in connection with the execution and delivery of, and performance by the Borrower of its obligations, and the exercise of its rights, under the Transaction Documents and all such Governmental Approvals are in full force and effect except for such Governmental Approvals that are not then required to be obtained or such Governmental Approvals the failure to obtain which would not reasonably be expected to result in a Material Adverse Effect.

(h)       The Borrower has timely filed (or applied for an extension relating to the same) all required income tax returns related to material Taxes, if any, and has paid all required Taxes due, if any, except for such Taxes being contested in good faith and for which the Borrower has established adequate reserves in accordance with GAAP, and except where failure to make such filing or payment as would not reasonably be expected to have a Material Adverse Effect.  There is no stamp, registration or similar Tax under applicable law, as presently in effect, imposed, assessed, levied or collected by a Governmental Authority on or in relation to amounts payable pursuant to any Financing Document that is presently due other than as shall already have been paid or for which provision for payment shall already have been made.

(i)        No Potential Event of Default or Event of Default has occurred and is continuing under this Agreement and no “Potential Event of Default” (as defined in the Port Indenture) or “Event of Default” (as defined in the Port Indenture) has occurred and is continuing under the Port Indenture.

(j)       The Borrower has granted a security interest in the Project Accounts to the Collateral Agent pursuant to the terms of the Security Agreement.  All Security Interests created under the Security Documents are valid, legally binding and, assuming the filing of financing statements and recordation of the Mortgages required to perfect such Security Interests, such Security Interests will be ranked as contemplated in the Financing Documents, and no Security Interest exists over the Borrower’s interest in the Project or any other Collateral or over any other of the Borrower’s revenues or assets other than Permitted Security Interests.

(k)       There are no liabilities or claims against the Borrower under any Environmental Law with respect to the Project, except to the extent that noncompliance with such Environmental Laws, or such liabilities or claims under Environmental Laws, would not reasonably be expected to give rise to a Material Adverse Effect.

(l)        The Borrower has no Indebtedness, except for Permitted Indebtedness.

(m)      The Borrower owns, has a license or application to use, or otherwise has the right to use, free and clear of any liens (other than Permitted Security Interests), all the material patents, patent applications, trademarks, permits, service marks, names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licenses, franchises and formulas, or rights with respect thereto, and has obtained assignments of all leases and other rights of whatever nature, in each case, that are required as of the Closing Date (and as of such other date on which this representation is required to be made pursuant to the Financing Documents) for the performance by it of its obligations under the Transaction Documents to which it is a party without any infringement upon the legal rights of others that would adversely affect the Borrower’s rights to the same or result in a Material Adverse Effect.

(n)       To the knowledge of the Borrower, there are no Hazardous Materials on the Project, the presence of which would cause the Borrower to be in violation of any applicable laws, except where such violation would not reasonably be expected to have a Material Adverse Effect.

(o)       No Bankruptcy Event has occurred and is continuing with respect to the Borrower.

(p)       The Security Documents are effective to create a legally valid and enforceable Security Interest in respect of the Collateral under such Security Documents, and all necessary recordings and filings will have been or will be recorded and filed on or promptly following the Closing Date, as and when required, and the Borrower has title to all material property, assets and revenues it purports to own subject to the Security Interests of the Security Documents, free and clear of all other Security Interests other than Permitted Security Interests, except where failure to have such title would not be reasonably likely to have a Material Adverse Effect.  On or promptly following the Closing Date, all necessary recordings and filings will have been or will be made such that the Security Interests created by such Security Documents will constitute valid and perfected Security Interests on the Collateral to the extent required under such Security Documents, subject only to Permitted Security Interests.

(q)      Except to the extent a Transaction Document has been terminated and such termination does not violate Section 6.25 hereof, each Transaction Document that has been executed and delivered by the Borrower is in full force and effect as against the Borrower, and the Borrower is not in default under any Transaction Document to which the Borrower is a party, except as would not reasonably be expected to have a Material Adverse Effect.

(r)      Each of the Borrower and the Lessee is and has been since its date of formation a Special Purpose Entity created solely for the purpose of undertaking the acquisition, ownership, holding, marketing, operation, management, maintenance, repair, replacement, renovation, restoration, improvement, design, development, construction, financing and/or refinancing of facilities for the transport, loading, unloading and storage of petroleum products and activities related, supplemental or incidental to any of the foregoing, and engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purpose, and holds no equity or other ownership interest in any Person.  Without limiting the foregoing, each of the Borrower and the Lessee:  (i) was duly formed, is validly existing and is in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business, except where the failure to be in good standing in such other jurisdictions would not reasonably be expected to have a Material Adverse Effect, (ii) has paid all taxes which it owes and, subject to any contest rights set forth in this Agreement, is not involved in any dispute with any taxing authority, except in each case where the failure to make such payment or where such dispute would not reasonably be expected to have a Material Adverse Effect, (iii) is not party to any lawsuit, arbitration, summons or legal proceeding that resulted in a judgment against it that has not been paid in full, except where the failure to pay such judgment would not reasonably be expect to have a Material Adverse Effect, (iv) has no liens of any nature against it except for Permitted Security Interests, (v) has no material contingent or actual obligations not related to the Project, (vi) does not and has not leased or owned any real property or other property other than with respect to the Project, (vii) is not party to any contract or agreement with any of its Affiliates except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party, in each case as reasonably determined by it in good faith and in accordance with Prudent Industry Practice, (viii) has paid all of its debts and liabilities that are not currently outstanding only from its own funds and assets (as distinguished from the funds and assets of another Person), (ix) has done or caused to be done all things necessary to observe all organizational formalities necessary to preserve its separate existence, and has not and will not (a) terminate or fail to comply with the provisions of its organizational documents relating to bankruptcy remoteness or separateness, or (b) amend, modify or otherwise change its operating agreement or other organizational documents in any manner inconsistent with the covenants set forth in Section 6.14 of this Agreement, (x) has allocated fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space, services, property or assets, and (xi) has not assumed or guaranteed or become obligated for the debts of any other Person and has not held itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(s)       True and complete copies of all Transaction Documents that have been executed and delivered and remain in full force and effect have been delivered to the Collateral Agent.

(t)        (1) None of the information in any agreement, document, certificate, exhibit, financial statement, book, record, material or report or other information furnished by or on behalf of the Borrower (A) in any Financing Documents, or (B) otherwise to the Port Issuer, the Port Trustee or the Collateral Agent with respect to the Project, when taken as a whole, contained any untrue statement of material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading as of the relevant date on which the same was provided in light of the circumstances in which such statements were made; and (2) any factual information provided by or on behalf of the Borrower in writing to the consultants for use in connection with any reports relating to the Project or provided to the Collateral Agent, was provided in good faith and, to the Borrower’s knowledge, was accurate and correct in all material respects as of the date it was delivered; provided that with respect to the representations and warranties in this clause (t), no representation or warranty is made as to any forecasts, projections, opinions or other forward looking statements contained in any such agreement, document, certificate, exhibit, financial statement, book, record, material or report or other information, except that such forecasts, projections, opinions or other forward looking statements were prepared or made in good faith and represented, in the reasonable opinion of the Borrower, reasonable estimates at the time made of the future performance of the Borrower and the Project based on assumptions believed by the Borrower to be reasonable at such time (it being understood that projections are not to be considered or regarded as facts, contain significant uncertainties and contingencies, many of which are beyond the control of the Borrower and actual results may differ significantly from projections).

(u)       The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(v)     All insurance required to be maintained by the Borrower under the Transaction Documents in effect has been obtained and is in full force and effect.  All premiums due with respect thereto have been paid.

(w)     No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

(x)       Neither the Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan.

(y)      Neither the Borrower nor any ERISA Affiliate has failed to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan.

(z)       The representations and warranties of the Borrower set forth herein, in the other Financing Documents or in certificates of the Borrower delivered in connection therewith as of the date made are true and correct in all material respects, except to the extent that such representations or warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.  The Borrower understands that all such representations and warranties have been and will be relied upon as an inducement by the Port Issuer to issue the Series 2021A Bonds and the Series 2024 Bonds.

(aa)     As of the Closing Date (after giving effect to the repayment of any Indebtedness on such date and the termination of any related Security Interests), the Equity Participant owns, directly or indirectly, 100% of the equity interests in the Borrower and each intermediate holding entity free and clear of all Security Interests other than the Security Interests granted under the Financing Documents, such equity interests have been duly and validly authorized and issued, and there are no outstanding options, warrants, calls or other rights to subscribe for or otherwise acquire any of such equity interests, except for any of such rights in favor of the Equity Participant set forth in the Organizational Documents.

(bb)     As of the Closing Date, the Borrower is treated as a “disregarded entity” for U.S. federal income tax and Texas corporate income tax purposes.

ARTICLE III
ISSUANCE OF THE TAXABLE SERIES 2024B BONDS

Section 3.01      [Reserved].

Section 3.02     Agreement to Issue the Taxable Series 2024B Bonds; Loan of Proceeds.  The Port Issuer hereby agrees to issue, sell and deliver the Taxable Series 2024B Bonds in accordance with the terms of the Port Indenture. Upon the terms and conditions of this Agreement and the Port Indenture, the Port Issuer hereby agrees to make the Taxable Series 2024B Loan to the Borrower on the Closing Date (as defined in the Collateral Agency Agreement) in an amount equal to $217,870,000.  As more particularly described in the Certificate Regarding Receipt and Application of Proceeds executed and delivered on June 20, 2024 by the Port Issuer, the Borrower, the Lessee, the Port Trustee and the Underwriters, the Port Trustee shall apply the proceeds received from the sale of the Taxable Series 2024B Bonds on the Closing Date (as defined in the Collateral Agency Agreement) as follows:  (i) to finance, pay or reimburse the costs of the Taxable Series 2024B Project, including the purchase by the Borrower of the JTS Conveyed Property (but excluding the portion of such costs attributable to the JTS Port Property), (ii) to refund, redeem and defease in full the Taxable Series 2020B Bonds, and (iii) to fund certain reserves, if any, and pay certain costs of issuance of the Taxable Series 2024B Bonds.

Section 3.03      Loans to Finance the Taxable Series 2024B Project.  The Borrower will use the proceeds of the Taxable Series 2024B Loan (i) to finance, pay or reimburse the costs of the Taxable Series 2024B Project, including the purchase by the Borrower of the JTS Conveyed Property (but excluding the portion of such costs attributable to the JTS Port Property), (ii) to refund, redeem and defease in full the Taxable Series 2020B Bonds, and (iii) to fund certain reserves, if any, and pay certain costs of issuance of the Taxable Series 2024B Bonds.

Section 3.04     Security for Repayment of Loan.  Prior to or simultaneously with the delivery of the Existing Agreement, the Borrower delivered the Security Documents (as defined in the Existing Agreement) (and, to the extent required to be delivered by such Security Documents, the possessory Collateral) required to be delivered on the Closing Date (as defined in the Existing Agreement) pursuant to the Bond Purchase Agreement (as defined in the Existing Agreement) to the Collateral Agent as security for the payments and obligations of the Borrower hereunder.

Section 3.05   Limitation of Issuer’s Liability.  THE TAXABLE SERIES 2024B BONDS ARE SPECIAL AND LIMITED OBLIGATIONS OF THE PORT ISSUER, PAYABLE SOLELY FROM AND SECURED EXCLUSIVELY BY THE TRUST ESTATE ESTABLISHED UNDER THE PORT INDENTURE, INCLUDING THE PAYMENTS TO BE MADE BY THE BORROWER UNDER THIS SENIOR LOAN AGREEMENT AND BY THE COLLATERAL. THE TAXABLE SERIES 2024B BONDS DO NOT CONSTITUTE INDEBTEDNESS OF THE PORT ISSUER, THE STATE OR ANY OTHER POLITICAL SUBDIVISION OF THE STATE, WITHIN THE MEANING OF ANY STATE CONSTITUTIONAL PROVISION OR STATUTORY LIMITATION AND SHALL NOT CONSTITUTE OR GIVE RISE TO A PECUNIARY LIABILITY OF THE PORT ISSUER, THE STATE OR ANY OTHER POLITICAL SUBDIVISION OF THE STATE, AND NEITHER THE FULL FAITH AND CREDIT OF THE PORT ISSUER NOR THE FULL FAITH AND CREDIT OR THE TAXING POWER OF THE STATE OR ANY OTHER POLITICAL SUBDIVISION OF THE STATE IS PLEDGED TO THE PAYMENT OF THE PRINCIPAL OF OR INTEREST ON THE TAXABLE SERIES 2024B BONDS. THE PORT ISSUER HAS NO TAXING POWER.

No provision, covenant, or agreement contained in this Senior Loan Agreement, or any obligations herein imposed upon the Port Issuer, or the breach thereof, shall constitute indebtedness or a liability of the Port Issuer within the meaning of any State constitutional provision or statutory limitation or shall constitute or give rise to a pecuniary liability of the Port Issuer or any member, officer or agent of the Port Issuer or a charge against the Port Issuer’s general credit.  In making the agreements, provisions and covenants set forth in this Senior Loan Agreement, the Port Issuer has not obligated itself except with respect to the application of the payments, as hereinabove provided.

No recourse shall be had for the payment of principal of, or premium, if any, or interest on any of the Taxable Series 2024B Bonds, or for any claim based thereon or upon any obligation, covenant or agreement in this Agreement contained, against any past, present or future officer, director, member, trustee, employee or agent of the Port Issuer or any officer, director, member, trustee, employee or agent of any successor entity, as such, either directly or through the Port Issuer or any successor entity, under any rule of law or equity, statute or constitution or by enforcement by any assessment or penalty or otherwise.  The members of the Port Issuer, the officers and employees of the Port Issuer, or any other agents of the Port Issuer are not subject to personal liability or accountability by reason of any action authorized by the Port Act, including without limitation, the issuance of the Taxable Series 2024B Bonds, the failure to issue the Taxable Series 2024B Bonds, or the execution and delivery of the Taxable Series 2024B Bonds.

The Parties acknowledge that the Port Issuer will have no control over the application or use of the Taxable Series 2024B Loan or the Taxable Series 2024B Project.  The Port Issuer does not by this Agreement or otherwise assume any obligation or affirmative duty to review, monitor, investigate, inspect or after the issuance of the Taxable Series 2024B Bonds, undertake any responsibility with respect to the Project, any change in the Borrower entity, or the application of Taxable Series 2024B Loan proceeds by the Borrower.

Section 3.06     Compliance with Indenture.  The Borrower shall take all action required to be taken by the Borrower in the Port Indenture as if the Borrower were a party to the Port Indenture.

ARTICLE IV
LOAN PROVISIONS

Section 4.01      Amounts Payable.

(a)      (1)        The Borrower hereby covenants and agrees to repay the Taxable Series 2024B Loan, as follows:  on or before any Interest Payment Date for the Taxable Series 2024B Bonds, or any other date that any payment of interest, principal, or Redemption Price on the Taxable Series 2024B Bonds, is required to be made in respect of the Taxable Series 2024B Bonds pursuant to the Port Indenture, until the payment of interest, principal, or Redemption Price on the Taxable Series 2024B Bonds, shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Port Indenture, in immediately available funds, a sum which, together with any other moneys available for such payment in the applicable Account of the Debt Service Fund will enable the Port Trustee to pay to the Owners of the Taxable Series 2024B Bonds, as applicable, the amount due and payable on such date as interest, principal, or Redemption Price on the Taxable Series 2024B Bonds, as provided in the Port Indenture.

(2)          The Port Issuer hereby directs the Borrower and, subject to the Port Indenture or the Collateral Agency Agreement, as applicable, the Borrower hereby agrees to pay to the Port Trustee at the Designated Payment Office of the Port Trustee all payments payable by the Borrower in respect of the Taxable Series 2024B Loan pursuant to this subsection.

(b)      The Borrower also shall pay to the Port Issuer the Port Issuer’s reasonable administrative expenses in connection with the Taxable Series 2024B Bonds,, and any other reasonable fees, costs and expenses incurred by the Port Issuer, its counsel or its financial advisor under the Port Indenture, this Senior Loan Agreement or any other Financing Document, as and when the same become due upon submission by the Port Issuer to the Borrower of a statement therefor.  Without limiting the generality of the foregoing, the Borrower acknowledges that in the event of an examination, inquiry or related action by the Internal Revenue Service, SEC or any other Governmental Authority (having jurisdiction with respect to the Series 2024 Bonds or the Project) with respect to the Series 2024 Bonds, or the exclusion of interest thereon from the gross income of the holders thereof for federal income tax purposes, the Port Issuer may be treated as the responsible party, and the Borrower agrees to respond promptly and thoroughly to the reasonable satisfaction of the Port Issuer, its counsel and its financial advisor to such examination, inquiry or related action on behalf of the Port Issuer, and shall pay all costs and expenses of the Port Issuer, its counsel and its financial advisor associated with such examination, inquiry or action, including without limitation, any and all costs, fees and expenses of the Port Issuer and its counsel.  The Borrower shall indemnify and hold harmless the Port Issuer, its counsel and its financial advisor against any and all costs, losses, claims, penalties, damages or liability of or resulting from such examination, inquiry or related action by the Internal Revenue Service.

(c)       The Borrower also will pay pro rata the reasonable fees and expenses of the Port Trustee, including without limitation any fees or expenses incurred pursuant to Section 8.2(b) of the Port Indenture, and all other amounts which may be payable to the Port Trustee under the terms of the Port Indenture or in accordance with any contractual arrangement between the Borrower and the Port Trustee with respect thereto.

(d)       In the event that the Borrower should fail to make any of the payments required in this Section, the amount so in default shall continue as an obligation of the Borrower until the amount in default shall have been fully paid, and the Borrower agrees to pay the same with interest thereon, to the extent provided under the Port Indenture or under the fee agreement between the Borrower and the Port Trustee or as permitted by law, from the date when such payment was due, at a rate per year equal to the highest yield on any Outstanding Series 2024 Bonds.

(e)       To the extent any moneys have been deposited by the Borrower, or on the Borrower’s behalf, into any Account or subaccount of the Debt Service Fund for the purpose of paying interest on and principal of the Taxable Series 2024B Bonds, when due, the Borrower’s payment obligations pursuant this Section 4.01 with respect to the applicable Interest Payment, Principal Payment, mandatory tender or redemption of such Bonds will be deemed satisfied.

Section 4.02      Obligations of Borrower Unconditional.  The obligations of the Borrower to make the payments required in Section 4.01 hereof and to perform and observe the other agreements contained herein shall be absolute and unconditional and shall not be subject to any defense or any right of setoff, counterclaim or recoupment arising out of (a) any breach by the Port Issuer or the Port Trustee of any obligation to the Borrower, whether hereunder or otherwise, or (b) any indebtedness or liability at any time owing to the Borrower by the Port Issuer or the Port Trustee, and, until such time as the principal of, premium, if any, and interest on the Series 2024 Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Port Indenture, the Borrower (1) will not suspend or discontinue any payments provided for in Section 4.01 hereof, (2) will perform and observe all other agreements contained in this Senior Loan Agreement and the Security Documents and (3) except as otherwise provided herein, will not terminate this Senior Loan Agreement or any of the Security Documents for any cause, or any failure of the Port Issuer or the Port Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Senior Loan Agreement.  Nothing contained in this Section shall be construed to release the Port Issuer from the performance of any of the agreements on its part herein contained, and in the event the Port Issuer should fail to perform any such agreement on its part, the Borrower may institute such action against the Port Issuer as the Borrower may deem necessary to compel performance so long as such action does not abrogate the obligations of the Borrower contained in the first sentence of this Section.

ARTICLE V
PREPAYMENT AND REDEMPTION

Section 5.01      Prepayment and Redemption.

(a)       Optional Prepayment.  The Borrower shall have the option to prepay its obligations hereunder at the times and in the amounts as necessary to cause the Port Issuer to redeem the Series 2020A Bonds, the Series 2021A Bonds and the Series 2024 Bonds in accordance with the terms of the Port Indenture, the Series 2020A Bonds, the Series 2021A Bonds and the Series 2024 Bonds.  The Port Issuer, at the request of the Borrower, if applicable, shall forthwith take all steps (other than the payment of funds necessary to effect such redemption) necessary under the applicable redemption provisions of the Port Indenture to effect redemption of all or part of the Series 2020A Bonds, the Series 2021A Bonds and the Series 2024 Bonds, as may be specified by the Borrower and required by the Port Indenture, on the date established for such redemption.  Upon any such redemption in full and payment of all amounts required by Article 11 of the Port Indenture, this Agreement shall terminate as provided in Section 9.01 hereof.

(b)       [reserved].

(c)      Prepayment upon Certain Asset Sales.  The Borrower shall apply the Net Cash Proceeds received with respect to any sales or dispositions of equipment, property or other assets as permitted under clause (a) of the definition of “Permitted Sales and Dispositions” (the “Asset Sale Proceeds”) to prepay or repay, to the extent permitted under applicable definitive documentation, and on a pro rata basis, any Senior Indebtedness outstanding, provided that the Borrower shall not be required to make a prepayment in respect of the Asset Sale Proceeds under this clause (c) to the extent (x) the Asset Sale Proceeds are applied to repair, replace or restore assets of the Project, or acquire other assets to be used in the Project, within 270 days following the receipt thereof, or (y) the Borrower or any of its Affiliates has committed to so apply the Asset Sale Proceeds during such 270-day period and the Asset Sale Proceeds are so applied within 180 days after the expiration of such 270-day period.

ARTICLE VI
SPECIAL COVENANTS

Section 6.01     Completion of the Project.  The Borrower shall use commercially reasonable efforts to pursue and complete the construction of the Project as described in the “Limited Offering Memorandum” (as defined in the Original Indenture), the “Limited Offering Memorandum” (as defined in the Port Second Supplemental Indenture), the “Limited Offering Memorandum” (as defined in the Port Supplemental Indenture) and the “Limited Offering Memorandum” (as defined in the IDA Indenture).

The Borrower shall not abandon the Project, which abandonment shall be deemed to have occurred solely if the Borrower, without reasonable cause, (a) expressly declares in writing that it will not resume work on the Project or (b) fails to pursue the construction of the Project, or fails to operate the Project for a period of ninety (90) consecutive days, which period shall be in addition to any period during which a Force Majeure Event shall have occurred and be continuing up to an additional ninety (90) consecutive days.

Section 6.02      Maintenance of Existence.  Throughout the term of this Senior Loan Agreement, other than in connection with a transfer permitted pursuant to Section 6.16 of this Agreement, the Borrower shall maintain (a) its legal existence as a limited liability company, (b) its good standing and qualification to do business in the State and in every jurisdiction where such qualification is required by applicable law, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, and (c) all material rights, franchises, privileges and consents necessary for the maintenance of its existence and for the development, operation and maintenance of the Project, except to the extent the Borrower reasonably determines that the failure to maintain any such rights, franchises, privileges and consents would not reasonably be expected to result in a Material Adverse Effect.

Section 6.03     Operation and Maintenance of Project.  The Borrower shall operate and maintain the Project (or cause the same to be operated and maintained) in good working order and condition (ordinary wear and tear excepted) and otherwise in accordance with the Transaction Documents and make all necessary repairs, renewals and replacements with respect thereto that are necessary, in each case, to permit the Project to operate in accordance with Prudent Industry Practice, in accordance in all material respects with the Transaction Documents and in compliance in all material respects with applicable laws and Governmental Approvals material to the conduct of its business and the terms of the Insurance required under Section 6.04 hereof, except to the extent that the failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

Notwithstanding the foregoing, the Borrower shall not initiate or consent to any Capital Project (other than the Project) or any Additional Project the cost of which would reasonably be expected to exceed $50,000,000, unless (a) such Capital Project or Additional Project is funded with the proceeds of Permitted Indebtedness and/or Additional Equity Contributions, (b) the Borrower certifies in its reasonable opinion that:  (1) such Capital Project or Additional Project is not reasonably expected to result in a Material Adverse Effect, (2) such Capital Project or Additional Project is not expected to have a material adverse effect on the operation, performance, value or remaining useful life of the Project and the payment of the Bonds, and (3) adequate funds are and are expected to be available to complete construction of such Capital Project or Additional Project, or (c) such Capital Project or Additional Project is otherwise required by applicable Law.

Section 6.04      Insurance.

(a)       The Borrower shall maintain or shall require its contractors to maintain Insurance that is required to be obtained by the Borrower and its contractors to satisfy the requirements set forth in Attachment B of this Agreement (such coverage to include provisions waiving subrogation against the Port Issuer, the IDA Issuer, the Port Trustee, the IDA Trustee, the Collateral Agent and all other Secured Parties, except in the case of Insurance for professional liability or workers’ compensation).  Such policies, to the extent they are commercial general liability policies, shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, and to the extent they are casualty policies, as loss payee as its interests may appear (pending any existing contractual overrides).  Each Insurance policy required to be obtained by the Borrower shall require the insurer or insurance broker to endeavor to provide at least thirty (30) days (or such shorter period, if any, as is available on a commercially reasonable basis) prior written notice of cancellation, termination or lapse in coverage by the insurer to the Port Trustee and the Collateral Agent.

(b)      The Borrower shall not take, or fail to take, any action, which would result in any Insurance obtained by the Borrower, lapsing, becoming cancelled or otherwise being rendered void, voidable or ineffective and shall not cancel or vary any policy of Insurance required to be maintained by it in either case unless (i) this Agreement requires or permits otherwise or (ii) such Insurance is (prior to its cessation) replaced by Insurance that satisfies the insurance requirements set forth in Attachment B to this Agreement.

(c)      Prior to expiration of any such policy or upon renewal, the Borrower shall furnish the Port Trustee and the Collateral Agent with evidence that the policy or certificate has been renewed or replaced in compliance with this Senior Loan Agreement or is no longer required by this Senior Loan Agreement.

(d)      No later than ninety (90) days after the end of every third (3rd) Fiscal Year of the Borrower, starting with the Fiscal Year ending December 31, 2020, the Borrower shall cause an independent insurance agent, provider or consultant qualified to survey risks and to recommend insurance coverage for facilities and organizations engaged in like operations, to deliver a report to the Borrower, the Port Trustee and the Collateral Agent stating whether the Borrower is in compliance with the foregoing requirements as of the last day of such Fiscal Year and to make recommendations concerning insurance coverages maintained by the Borrower.  The Borrower will promptly comply with the recommendations made in such report to the extent that the recommended coverage is available to the Borrower on commercially reasonable terms.  The Borrower shall provide the Port Issuer with a copy of such report promptly upon the written request of the Port Issuer.

(e)      In the event the Borrower shall fail to maintain, or cause to be maintained, the full Insurance coverage required by this Senior Loan Agreement, the Port Trustee or the Collateral Agent may (but shall be under no obligation to), after thirty (30) days written notice to the Borrower, contract for the required policies of Insurance and pay the premiums on the same; and the Borrower agrees to reimburse the Port Trustee and the Collateral Agent to the extent of the amounts so advanced by them or any of them with interest thereon at a rate per year equal to the highest yield on any Outstanding Series 2020 Bonds or Series 2024 Bonds, from the date of advance to the date of reimbursement.  In the event the Borrower shall fail to keep or cause to be kept the Project in good repair and good operating condition (ordinary wear and tear excepted), the Port Issuer, the Port Trustee or the Collateral Agent may (but shall be under no obligation to), after thirty (30) days written notice to the Borrower (except in the event of an emergency or if necessary to preserve Borrower’s interest in any real estate), make any required repairs, renewals and replacements; provided, however, if any repairs, renewals or replacements are not susceptible of being completed within thirty (30) days, if Borrower commences such repairs, renewals and replacements within such 30-day period and diligently prosecutes such actions to completion thereafter, the Port Trustee or the Collateral Agent will not be entitled to make such required repairs, renewals and replacements, unless such actions are necessary in an emergency or to preserve Borrower’s interest in any real estate and the Borrower agrees to reimburse the Port Trustee and the Collateral Agent to the extent of the amounts so advanced by them or any of them with interest thereon at a rate per year equal to the highest yield on any Outstanding Series 2020 Bonds or Series 2024 Bonds, from the date of advance to the date of reimbursement.  Any amounts so advanced by the Port Trustee or the Collateral Agent shall become an additional obligation of the Borrower, shall be payable on demand, and shall be deemed a part of the obligations of the Borrower.

(f)       The Borrower shall use commercially reasonable efforts to enforce the obligations of all providers of Insurance policies under the insurance policies issued to the Borrower or with respect to the Project as required pursuant to this Section 6.04 and shall use commercially reasonable efforts to enforce the obligations of all other parties to the Transaction Documents to maintain Insurance as required by the applicable Transaction Document.

Section 6.05      Accounts and Reporting.

(a)        The Borrower shall keep proper records and books of accounts in which entries shall be made of its transactions in accordance with GAAP.  Such records and books shall, to the extent permitted by Law, be subject to the inspection of the Port Issuer, the Collateral Agent and the Port Trustee or their respective representatives upon reasonable notice and at reasonable times during business hours, provided that absent an Event of Default the Borrower shall not be responsible for the cost of any such inspection in excess of once each year.  The Borrower will permit the Port Issuer, the Collateral Agent and the Port Trustee, upon prior reasonable notice and at reasonable times, to take copies and extracts from such books, and records, and will from time to time furnish, or cause to be furnished, to the Port Issuer, the Collateral Agent and the Port Trustee such information and statements as the Port Issuer, the Collateral Agent or the Port Trustee may reasonably request, all as may be reasonably necessary for the purpose of determining performance or observance by the Borrower of its obligations under this Senior Loan Agreement.  Nothing in this paragraph shall require the Borrower to disclose trade secrets, violate confidentiality or non-disclosure agreements, violate applicable law or waive attorney-client privilege.

(b)       The Borrower shall deliver to the Collateral Agent and, upon request, to the Port Issuer copies of all reports of the Technical Advisor for the Project received by the Borrower.

(c)       The Borrower agrees to promptly furnish to the Collateral Agent notice of any amendments or modifications to the Financing Documents.

Section 6.06      Project Accounts.  The Borrower shall establish and maintain each Fund or Account, including the Project Accounts and other accounts required from time to time by the Financing Documents, and shall not maintain or permit to be maintained any other accounts other than (i) accounts used exclusively as payroll and payroll tax accounts, workers’ compensation and other employee wage and benefit payment and trust accounts, (ii) any special purpose account which holds only cash or securities collateral that is subject to a Permitted Security Interest and (iii) as otherwise permitted or contemplated in the Collateral Agency Agreement, the Port Indenture, or the other Financing Documents.

Section 6.07   Compliance with Laws.  The Borrower shall comply with, and shall ensure that the Project is operated in compliance with, all applicable Laws and Governmental Approvals, including Environmental Laws, as and when required, except, in each case, for any failure to comply which would not reasonably be expected to have a Material Adverse Effect.

Section 6.08      Use of Proceeds; Tax Covenant.

(a)       Use of Proceeds.  The Borrower shall use the Taxable Series 2024B Loan as described in Section 3.03.

(b)       Tax Covenant.  The Borrower covenants for the benefit of the Port Issuer and the Owners of the Series 2021A Bonds and the Series 2024A Bonds that it will not take any action or omit to take any action with respect to the Series 2021A Bonds or the Series 2024A Bonds, the proceeds thereof, any other funds of the Borrower or any of the facilities financed with the proceeds of the Series 2021A Bonds or the Series 2024A Bonds if such action or omission would cause the interest on the Series 2021A Bonds the Series 2024A Bonds to lose its excludability from gross income for federal income tax purposes under Section 103 of the Code.  This paragraph (b) shall not apply to Taxable Bonds.

(c)       The Borrower further covenants, represents and warrants that the procedures set forth in the Federal Tax Certificate implementing the covenant in paragraph (a) shall be complied with to the extent necessary to comply with the covenant in paragraph (b).

(d)       Neither the Borrower nor its owners shall take any action to cause the Borrower to become treated as an association (or publicly traded partnership) taxable as a corporation for U.S. federal, state or local income tax purposes.

Section 6.09      Further Assurances and Corrective Instruments.  The Port Issuer and the Borrower agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the expressed intentions of this Senior Loan Agreement and the Port Indenture, including as may be reasonably necessary or desirable for establishing, maintaining, assuring, conveying, granting, assigning, securing, perfecting and confirming the pledge of the Trust Estate and the lien thereon as set forth in the Port Indenture and the Security Interests (whether now existing or hereafter arising) granted by or on behalf of the Borrower to the Collateral Agent for the benefit of the Secured Parties, pursuant to the Security Documents, or intended so to be granted pursuant to the Security Documents, or which the Borrower may become bound to grant, and the subject of each such Security Interest will comply with the requirements under the Financing Documents and the Borrower’s representations and warranties in Section 2.02 hereof.

Section 6.10    Port Issuer and Borrower Representatives.  Whenever under the provisions of this Senior Loan Agreement the approval of the Port Issuer or the Borrower is required or the Port Issuer or the Borrower is required to take some action at the request of the other, such approval or such request shall be given for the Port Issuer by an Issuer Representative and for the Borrower by a Responsible Officer of the Borrower and the Port Trustee and the Collateral Agent, as applicable, shall be permitted to rely on, and shall be protected in acting upon, such approval.

Section 6.11     Recording and Filing; Other Instruments.  The Borrower shall file and refile and record and re-record or shall cause to be filed and re-filed and recorded and re-recorded all instruments required to be filed and re-filed and recorded or re-recorded and shall continue and perfect or cause to be continued and perfected the Security Interests created by the Port Indenture and the Security Documents of such instruments for so long as any of the Series 2020A Bonds or the Series 2024 Bonds shall be Outstanding.  The Port Issuer shall, upon the prior written request of the Borrower, execute and deliver all instruments and shall furnish all information and evidence deemed necessary or advisable in order to enable the Borrower to fulfill its obligations as provided in this Section 6.11 and the Security Documents.

Section 6.12     Approvals; Governmental Authorizations.  At all times, the Borrower shall obtain on a timely basis and thereafter maintain in full force and effect, or in the case of such permits as are required to be obtained by third parties, use reasonable efforts to cause such third parties to obtain and thereafter maintain in full force and effect, all Governmental Approvals necessary as and when necessary for the construction, use or operation of the Project, as applicable, or as and when required from and after the Closing Date (as defined in the Initial Collateral Agency Agreement) to comply with its obligations under the Transaction Documents, except where the failure to obtain or maintain any such Governmental Approval would not reasonably be expected to have a Material Adverse Effect.

Section 6.13      Taxes.

(a)        The Borrower shall pay as the same respectively become due, (i) all taxes, assessments, levies, claims and charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Taxable Series 2024B Project or the Borrower (including, without limiting the generality of the foregoing, any tax upon or with respect to the income or profits of the Borrower from the Project and that, if not paid, would become a charge on the payments to be made under this Senior Loan Agreement prior to or on a parity with the charge thereon created by the Port Indenture and the Security Documents and including ad valorem, sales and excise taxes, assessments and charges upon the Borrower’s interest in the Project), (ii) all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project, and (iii) all assessments and charges lawfully made by any governmental body for public improvements that may be secured by the Project, except, in the case of each of (i), (ii) and (iii) above, to the extent that any such taxes, assessments, levies, claims or other charges are being contested pursuant to Section 6.13(b) below or the failure to pay any such tax, assessment, levy, claim or other charge would not reasonably be expected to have a Material Adverse Effect.

(b)       The Borrower may, at its expense, contest in good faith any such levy, tax, assessment, claim or other charge, but the Borrower may permit the items otherwise required to be paid under Section 6.13(a) to remain undischarged and unsatisfied during the period of such contest related to such items and any appeal therefrom only if the Borrower shall provide to the Port Trustee and the Collateral Agent an Opinion of Counsel to the Borrower (who may be in-house counsel to the Borrower) that by non-payment of any such items, the rights of the Port Trustee or the Collateral Agent with respect to this Senior Loan Agreement created by the assignment under the Port Indenture and the Security Documents, as to the rights assigned under this Senior Loan Agreement or any part of the payments to be made under this Senior Loan Agreement will not be materially endangered, nor will the Project or any part thereof or any of the Collateral be subject to loss or forfeiture.  If the Borrower is unable to deliver such an Opinion of Counsel, the Borrower shall promptly pay or bond or cause to be satisfied or discharged all such unpaid items or furnish, at the expense of the Borrower, indemnity satisfactory to the Port Trustee and the Collateral Agent; but provided further, that any tax, assessment, charge, levy or claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing the same.  The Port Issuer, the Port Trustee and the Collateral Agent, at the expense of the Borrower, will cooperate fully in any such permitted contest.

(c)       If the Borrower shall fail to pay any of the items required to be paid by it pursuant to (a) above, the Port Issuer, the Collateral Agent or the Port Trustee may (but shall be under no obligation to) pay the same, and any amounts so advanced therefor by the Port Issuer, the Collateral Agent or the Port Trustee shall become an additional obligation of the Borrower to the one making the advancement of such amounts, together with interest thereon at a rate per year equal to the highest yield on any Outstanding Series 2024 Bonds, from the date of payment.  The Borrower agrees to reimburse any such amounts on demand therefor.

(d)     The Borrower shall furnish the Collateral Agent and the Port Trustee, upon reasonable written request, with proof of payment of any taxes, governmental charges, utility charges, insurance premiums or other charges required to be paid by the Borrower under this Senior Loan Agreement or any other Financing Document.

Section 6.14      Special Purpose Entity. The Borrower and the Lessee have each observed from its date of formation and shall, from and after the Closing Date (as defined in the Initial Collateral Agency Agreement), comply with the following requirements whereby it:

(a)       has maintained (if any) and will maintain its own separate books, records and bank accounts;

(b)      at all times has held itself and will hold itself out to the public and all other Persons as a legal entity separate from any other Person (except for services rendered on its behalf pursuant to a management, service, operation or maintenance agreement with respect to its Permitted Activities, so long as the applicable party holds itself out as acting as an agent on behalf of it) and shall not identify itself or any of its Affiliates as a division or department or part of the other;

(c)        has filed and will file its own tax returns (except to the extent that it (i) is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (ii) files a consolidated federal income tax return with another Person as may be permitted by applicable law);

(d)       has not and will not commingle its assets or funds with assets or funds of any other Person;

(e)      has conducted and will conduct Permitted Activities in its own name or a trade name registered, licensed to or trademarked (or subject to an application for trademark) by it (except for services rendered on its behalf pursuant to a management, service, operation or maintenance agreement with respect to its Permitted Activities, so long as the applicable party holds itself out as acting as an agent on behalf of it) and has strictly complied and will strictly comply with all organizational formalities necessary to maintain its separate existence;

(f)       has maintained (if any) and will maintain, from and after the Closing Date (as defined in the Initial Collateral Agency Agreement), financial statements separate from any other Person and has not and will not have its assets listed as assets on the financial statements of any other Person; provided that, (i) for so long as the ultimate parent entity of the Borrower and the Lessee is FTAI, such assets may also be listed under the “Jefferson Terminal” segment of the FTAI annual financial statements, (ii) if the ultimate parent entity of the Borrower and the Lessee is an entity other than FTAI but such entity’s annual financial statements contain a segment presentation substantially identical to FTAI’s “Jefferson Terminal” segment, such assets may also be listed under such segment and (iii) such assets may also be included in consolidated financial statements of its Affiliates, so long as (A) in any listing included in the annual financial statements referenced in clause (f)(i) or (ii) and/or in any consolidated financial statements of the Borrower and the Lessee with any of their Affiliates, footnotes are included to the effect that the Borrower and the Lessee are separate legal entities and that their assets and credit are not available to satisfy the debts, claims or other obligations of such ultimate Parent entity, Affiliates or any other Person, and (B) the assets of the Borrower and the Lessee are listed on a separate balance sheet within such annual or consolidated financial statements;

(g)      has paid and intends to pay its own liabilities and expenses only out of its own funds and assets (as distinguished from the funds and assets of another Person) (provided that there exists sufficient cash flow available to it from the operation of its Permitted Activities to enable it to do so and, provided, further, that no Person shall be required to make any direct or indirect additional capital contributions or loans to it);

(h)      has maintained and will maintain an arm’s length relationship with its Affiliates and, except for capital contributions and capital distributions permitted under the terms and conditions of its organizational documents and properly reflected in its books and records, not enter into any transaction, contract or agreement with any Affiliate, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties, in each case, as reasonably determined by it in good faith and in accordance with Prudent Industry Practice;

(i)       has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees and consultants, if any, only out of its own funds and assets (as distinguished from the funds and assets of another Person), (provided that there exists sufficient cash flow available to it from the operation of its Permitted Activities to enable it to do so and, provided, further, that no Person shall be required to make any direct or indirect additional capital contributions or loans to it) and maintain (or contract with a management company for) a sufficient number of employees in light of its contemplated business operation;

(j)      has not and will not assume or guarantee or become obligated for the debts or obligations of any other Person and has not and will not hold itself out to be responsible for or hold its credit or assets as being available to satisfy the debts or obligations of any other Person;

(k)      has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including office space, services, property or assets;

(l)       has used and will use, to the extent reasonably necessary in the operation of its Permitted Activities, separate stationery, invoices, and checks bearing its own name or a trade name registered, licensed to or trademarked (or subject to an application for trademark) by it and not bearing the name of any other entity unless such entity is clearly designated as being the Borrower’s agent;

(m)     has not pledged and will not pledge its assets or credit for the benefit of any Affiliate and has not and will not incur any Indebtedness other than Permitted Indebtedness;

(n)       has corrected and will correct any known misunderstanding regarding its separate identity;

(o)      has maintained and intends to maintain adequate capital in light of its contemplated business purpose, transactions, and liabilities, provided that there exists sufficient cash flow available to it from the operation of its Permitted Activities to enable it to do so and, provided, further, that no Person shall be required to make any direct or indirect additional capital contributions or loans to it;

(p)      has kept and will keep minutes of meetings of its Board of Managers and observe all other formalities of limited liability companies necessary to maintain its separate existence, and has not failed and will not fail to comply with the provisions of its organizational documents relating to bankruptcy remoteness or separateness, or amend, modify or otherwise change its organizational documents in any manner inconsistent with the covenants set forth in this Section 6.14;

(q)     has not acquired or held and will not acquire or hold any securities or evidence of indebtedness in any Affiliate or any other Person, other than Permitted Investments;

(r)      has not acquired or held and will not acquire or hold ownership interests in any Affiliate or any other Person other than, in the case of the Borrower, (i) its subsidiaries as of the Closing Date (as defined in the Initial Collateral Agency Agreement) and (ii) after the Closing Date (as defined in the Initial Collateral Agency Agreement), any of its subsidiaries that become guarantors of the Bond Obligations within 30 days of becoming a subsidiary of the Borrower;

(s)       has caused and will cause its managers, officers, agents, and other representatives to act at all times, consistently and in furtherance of the foregoing and in the best interests of it;

(t)       be a limited liability company or, to the extent permitted pursuant to Section 6.16, corporation organized in the State of Delaware that has (i) at least one (1) Independent Manager and has not caused or allowed and will not cause or allow the manager of such entity to take any voluntary Major Action unless the Independent Manager shall have participated in such vote and (ii) at least one springing member that will become the member of such entity upon the dissolution of the existing member;

(u)     (i) has been, is, and will be organized solely for the acquisition, ownership, holding, marketing, operation, management, maintenance, repair, replacement, renovation, restoration, improvement, design, development, construction, financing and/or the refinancing of facilities for the transport, loading, unloading and storage of petroleum products and activities related, supplemental or incidental to any of the foregoing (collectively, the “Permitted Activities”); (ii) has not leased, owned or acquired and will not lease, own or acquire any property or assets not used or useful in or cash generated by its Permitted Activities; and (iii) has not entered into and will not enter into any line of business or undertake or participate in activities other than Permitted Activities or terminate such business for any reason whatsoever;

(v)     has not merged into or consolidated and will not merge into or consolidate with any Person, or, to the fullest extent permitted by law, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, other than in connection with a transfer permitted pursuant to Section 6.16 of this Agreement, or change its legal structure (which for the avoidance of doubt, shall not be deemed to include changes in the legal structure of any direct or indirect member, partner or Affiliate, including through the addition or removal of entities in the legal structure for the purpose of forming or collapsing a holding entity structure, to the extent such changes are not otherwise prohibited by this Agreement);

(w)      has not and will not permit any Affiliate or constituent party independent access to its bank accounts other than any manager acting pursuant to a management, service, operation or maintenance agreement, solely in its capacity as its agent under such agreement, and solely for its legitimate business purposes;

(x)       has not maintained and will not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(y)      has not made and will not make any loans or advances to any Person (other than deposits, prepayments or advances to third parties in the ordinary course of business, including, without limitation, payments to contractors, subcontractors, suppliers or service providers in the ordinary course of business);

(z)      has not and will not have any of its obligations to holders of the Series 2021 Bonds (or Permitted Refinancing Indebtedness in respect thereof) or the Series 2024 Bonds (or Permitted Refinancing Senior Indebtedness in respect thereof) guaranteed by an Affiliate; and

(aa)    has not sought, effected or permitted, and to the fullest extent permitted by law, will not seek, effect, or permit any Person to seek or effect, its liquidation, dissolution, winding up, division (whether pursuant to Section 18-217 of the Port Act or otherwise), liquidation, consolidation or merger, in whole or in part, into another entity or transfer all or substantially all of its assets, and it has not been and will not be the product or subject of, or otherwise involved in. any limited liability company division (whether as a plan of division pursuant to Section 18-217 of the Port Act or otherwise).

Section 6.15     Organizational Documents.  The Borrower shall comply with the terms and provisions of its Organizational Documents and shall not amend, alter, change or repeal the Special Purpose Provisions (as defined in the Organizational Documents) in any material respect adverse to the Port Issuer or the Collateral Agent, or permit the Special Purpose Provisions to be amended, altered, changed or repealed, in any material respect adverse to the Port Issuer or the Collateral Agent, in each case, without the prior written consent of the Collateral Agent.

Section 6.16      Limitation on Fundamental Changes; Sale of Assets, Etc.

(a)      The Borrower shall not merge, consolidate or amalgamate unless the surviving entity is the Borrower, or enter into any demerger, reconstruction, partnership, profit-sharing or any analogous arrangement.

(b)      The Borrower shall not (i) liquidate, dissolve or wind-up; (ii) convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets, or (iii) take any action that would result in the liquidation, dissolution or winding-up of the Borrower.

(c)      The Borrower shall not sell, assign or dispose of or direct the Collateral Agent, as applicable, to sell, assign or dispose of, any material assets of the Project in excess of $2,000,000 per year except for Permitted Sales and Dispositions.

Notwithstanding the foregoing, the Borrower may merge, consolidate or amalgamate with another Person or convey, sell, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets to another Person so long as (x) such Person (the “Successor Borrower”) is an entity organized or existing under the laws of the State of Delaware, (y) the Successor Borrower expressly assumes all of the obligations of the Borrower under this Agreement and the other Financing Documents pursuant to documents and in a manner reasonably satisfactory to the Port Trustee and the Collateral Agent and (z) such transaction does not otherwise involve a Change of Control.  If the foregoing conditions under clauses (x), (y) and (z) are satisfied, the Successor Borrower shall become the “Borrower” hereunder and under each of the other Financing Documents and will succeed to, and be substituted for, the Borrower under this Agreement and the other Financing Documents.

Any assets sold or otherwise disposed of in Permitted Sales and Dispositions that constitutes a transfer of ownership, shall be sold free and clear of the Security Interest in favor of the Collateral Agent, which Security Interest shall be automatically released upon the consummation of such sale or other disposition.  The Collateral Agent and the Port Trustee shall deliver such documents and instruments as the Borrower may request, including any subordination and non-disturbance agreements and reciprocal easement agreements, to evidence such release (or, at the Borrower’s request, subordination of the Collateral Agent’s security interest).

Section 6.17      Limitation on Indebtedness.  The Borrower shall not create, incur or assume any Indebtedness other than Permitted Indebtedness.

Section 6.18      Permitted Investments.  The Borrower shall not make or direct the Port Trustee or the Collateral Agent to make any investments of moneys credited to any of the Funds or Accounts other than Permitted Investments (as defined in the Port Indenture and the Collateral Agency Agreement, as applicable, as of the Closing Date) and under no circumstances shall the Port Trustee be required to make a determination as to whether an investment is a Permitted Investment (as defined in the Port Indenture and the Collateral Agency Agreement, as applicable, as of the Closing Date); provided that this Section 6.18 shall not prohibit or otherwise restrict the Borrower from making, or directing the Collateral Agent or the Port Trustee to make, deposits, prepayments or advance payments in the ordinary course of business with funds withdrawn from any Fund or Account, including, without limitation, payments to contractors, subcontractors, vendors, suppliers or service providers in the ordinary course of business.

Section 6.19      [Reserved].

Section 6.20      Change in Name, Place of Business or Fiscal Year.  The Borrower shall not, at any time:

(a)       change its name, jurisdiction of formation, or principal place of business without giving the Port Trustee and the Collateral Agent at least fifteen (15) days prior written notice; or

(b)       change its Fiscal Year without prior notice sent to the Port Trustee and the Collateral Agent at least thirty (30) days prior to such change.

Section 6.21     Negative Pledge.  The Borrower shall not create, incur, assume or permit to exist any Security Interest on any property or asset, including its revenues (including accounts receivable) or rights in respect of any thereof, now owned or hereafter acquired by it, except Permitted Security Interests.

Section 6.22      Access to the Project.  The Borrower shall give the Port Trustee, the Collateral Agent and their respective consultants and representatives access to the Project, at the sole cost of such Persons, at any reasonable time during regular business hours and as often as may reasonably be requested, and, upon reasonable prior notice to the Borrower, in each case during official business hours and in a manner that cannot reasonably be expected materially to interfere with or disrupt the performance by the Borrower or any other party of its obligations with respect to the construction and operation of the Project, and permit the Port Trustee, the Collateral Agent and their respective consultants and representatives to discuss the Project and the business, accounts, operations, properties and financial and other conditions of the Borrower with officers of the Borrower and to witness (but not cause) the performance and other tests conducted pursuant to any Material Project Contract, subject to all applicable confidentiality undertakings.  The Borrower shall offer all reasonable assistance to such Persons in connection with any such visit.  Upon the occurrence and during the continuance of a Potential Event of Default or an Event of Default, if the Port Trustee or the Collateral Agent requests that any of its consultants or representatives be permitted to make such visit, the reasonable fees and expenses of the Port Trustee, the Collateral Agent and their respective consultants and representatives in connection with such visit shall be paid by the Borrower at its sole expense.  Nothing in this section shall require the Borrower to disclose trade secrets, violate confidentiality or non-disclosure agreements, violate applicable law or waive attorney-client privilege.

Section 6.23      Nationally Recognized Rating Agencies.

(a)       The Borrower shall use commercially reasonable efforts to cooperate with each Nationally Recognized Rating Agency then rating the Series 2021 Bonds or the Series 2024 Bonds, if any, and, if applicable, any Additional Parity Bonds, in connection with any review which may be undertaken by such Nationally Recognized Rating Agency.

(b)     The Borrower shall deliver to the Port Issuer and the Port Trustee copies of any reports or ratings on the Series 2021 Bonds, the Series 2024 Bonds or, if applicable, any Additional Parity Bonds, from any Nationally Recognized Rating Agency.

(c)       The Borrower shall enter into and comply with reasonable and customary “ratings surveillance” agreements with any Nationally Recognized Rating Agency then rating the Series 2021A Bonds or the Series 2024A Bonds, if any, and, if applicable, the Taxable Series 2021B Bonds, the Taxable Series 2024B Bonds or any Additional Parity Bonds.

Section 6.24      Continuing Disclosure.  The Borrower hereby covenants and agrees to comply with the continuing disclosure requirements promulgated under Rule 15c2-12, as it may from time to time hereafter be amended or supplemented, in accordance with the provisions of the continuing disclosure undertaking delivered by the Borrower in connection with the issuance of the Series 2021A Bonds and the Series 2024A Bonds.  Failure of the Borrower to comply with the requirements of Rule 15c2-12, as amended or supplemented, shall not be an Event of Default hereunder.  The Borrower acknowledges and agrees that the Port Issuer and the Port Trustee shall have no liability with respect to these obligations.

Section 6.25     Material Project Contracts.  The Borrower will perform all of its obligations and enforce all of its rights under each Material Project Contract, except to the extent that failure to perform its obligations or enforce such rights would not reasonably be expected to have a Material Adverse Effect.  The Borrower shall not amend or waive in any material respect or terminate or assign any Material Project Contract without the prior written confirmation from the Technical Advisor to the effect that such amendment, waiver, termination or assignment would not reasonably be expected to have a Material Adverse Effect; provided that, without such confirmation (a) the Borrower may enter into change orders under any Material Project Contract if either (i) such change will not, together with all prior change orders, require the additional payment (net of any decreases resulting from such change order or prior change orders) by the Borrower in excess of, in the aggregate, $25,000,000 or (ii) such change order will be funded from any combination of Additional Parity Bonds, Additional Equity Contributions, Permitted Additional Senior Indebtedness or Permitted Subordinated Indebtedness; and (b) the Borrower may amend, waive or terminate any Material Project Contract if such amendment, modification, waiver or termination would not reasonably be expected to have a Material Adverse Effect.

Section 6.26     No Distributions.  The Borrower will not declare or pay dividends or make any distributions, except in accordance with the Flow of Funds set forth in the Collateral Agency Agreement as in effect on the Closing Date; provided that this restriction shall not be deemed to preclude the Borrower from paying Project Costs or making any O&M Expenditures.

Section 6.27     Technical Advisor.  The Borrower shall retain a Technical Advisor in order to satisfy all requirements of the Financing Documents pertaining to the Technical Advisor.

Section 6.28    Hazardous Materials.  The Borrower shall not cause any releases of Hazardous Materials at the Project site that would be reasonably likely to result in an environmental claim against the Borrower or the Project, other than those environmental claims that, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect.

Section 6.29     Collateral Assignment of Material Project Contracts.  The Borrower acknowledges that it has collaterally assigned all of its right, title and interest in and to each Material Project Contract to which it is a party to the Collateral Agent pursuant to the Security Agreement.  The Borrower covenants and agrees that, to the extent that it enters into any Material Project Contract after the Closing Date, then with respect to such Material Project Contract, the Borrower shall use reasonable good faith efforts to require each party to any such Material Project Contract to execute and deliver to the Collateral Agent an acknowledgment of the collateral assignment, containing substantially the same language or language to similar effect, as set forth on Schedule 6.29.

Section 6.30     Covenants Applicable to the Subsidiaries of the Borrower and to the Lessee.  The Borrower agrees to cause its Subsidiaries to comply with the covenants in Article VI to the extent applicable.  The Lessee hereby agrees to comply with Sections 6.01, 6.02, 6.05(a) and (c), 6.06, 6.08, 6.11, 6.14, 6.15, 6.16(a), 6.17, 6.18, 6.20, 6.21, 6.22, 6.23, 6.24, 6.26 and 6.27 in this Article VI; provided that all references to the “Borrower” shall be deemed to refer to the Lessee, all references to the “Senior Loan Agreement” shall be deemed to refer to the Facilities Lease, all references to the “Taxable Series 2024B Bonds” shall be deemed to refer to the Series 2021A Bonds and the Series 2024A Bonds and all references to the “Taxable Series 2024B Project” shall be deemed to refer to the “Series 2020A Project”, the “Series 2021A Project” and the “Series 2024A Project”.

Section 6.31      Covenants Concerning the Taxable Series 2024B Land.

In each case while any amount in respect of the Taxable Series 2024B Bonds remains outstanding under the Port Indenture, the Borrower covenants as follows:

(a)
The Borrower shall make available the Taxable Series 2024B Land to provide the Port Issuer with access to the JTS Port Property and the 2024 Tax-Exempt Facilities, as set forth in, and in accordance with and subject to the terms of, one or more access easements granted by the Borrower, which easements encumber and burden all or part of the Taxable Series 2024B Land and benefit the JTS Port Property. In addition, the Borrower shall not use the Taxable Series 2024B Land in a manner or for a purpose that would conflict with or breach the terms set forth in such access easement(s).

(b)
To the extent the Borrower develops the Taxable Series 2024B Land, the Borrower shall undertake such development in a manner that is consistent with the overall development strategy, if any, for the Jefferson Terminal South Site (including the Taxable Series 2024B Land, the JTS Port Property, and the JTS Retained Land) as a shared multi-use industrial complex and adjacent and complementary port terminal facilities, as determined and implemented from time to time by Jefferson Terminal South LLC or any successor entity with general responsibility for and oversight of development, management and coordinated administration of the Jefferson Terminal South Site. Further, the Borrower shall cause the development, management and administration of the Project as a whole to be performed on a coordinated basis by Jefferson Terminal South LLC (or its relevant successor entity) together with Jefferson Railport Terminal II LLC (or its relevant successor entity) or such other affiliates of the Borrower as may have responsibility for the development, management and administration of the Jefferson Main Terminal and Jefferson’s pipelines.

(c)
If, at any time, there is no entity with such responsibilities, or there is no overall development strategy in place as described in clause (b) above, the Borrower shall develop the Taxable Series 2024B Land only for purposes that are consistent with a shared multi-use industrial complex and adjacent and complementary port terminal facilities. The Borrower shall inform the Port Issuer prior to the commencement of construction of any such Borrower project or facilities on the Taxable Series 2024B Land.

(d)
In connection with its potential development of the Taxable Series 2024B Land, to the extent the Borrower provides potential customers or tenants with marketing materials for the purpose of describing the capabilities, characteristics and location of the Series 2024B Taxable Land, the Borrower shall include clear reference to the proximity of the water transport capabilities represented by the facilities located on the JTS Port Property. For the avoidance of doubt, however, the Borrower shall not be required to cause customers or tenants of the Taxable Series 2024B Land (or any other persons) to use the 2024 Tax-Exempt Facilities or any other facilities located on the JTS Port Property to move such customers’ or tenants’ cargoes of materials, products, or commodities.

(e)
No later than ninety (90) days after the end of every Fiscal Year of the Borrower, starting with the Fiscal Year ending December 31, 2024, the Borrower shall provide the Port Issuer with an annual written report providing a summary overview of facilities and operations on the Taxable Series 2024B Land, the general status of any projects and facilities then under construction, and the Borrower’s expectations, if any, regarding any anticipated effect of such projects and facilities on the use of the 2024 Tax-Exempt Facilities, as well as any other anticipated change in the level of usage of the 2024 Tax-Exempt Facilities by any then-current or prospective customer of services, or any then-current or prospective tenant on the Taxable Series 2024B Land; and the Borrower shall provide the Port Issuer with the opportunity to meet and discuss the annual report.

(f)
The Borrower shall not convey fee simple title to all or substantially all of the Taxable Series 2024B Land without the prior written consent of the Port Issuer, except to an Affiliate; provided that such Affiliate would be subject to the same covenants described in this Section 6.31; and provided, further, that such conveyance is made in accordance with any applicable requirements and subject to any applicable restrictions in the Security Documents.

(g)
The Borrower may grant leases, easements, and such other interests, rights, and encumbrances in and to the Taxable Series 2024B Land as the Borrower sees fit from time to time; provided that the Borrower shall cause any and all subsequent interests granted by Borrower to be made subject to the Port Issuer’s access easement(s) as described in paragraph (a), above; and provided, further, that any such interests, rights and encumbrances are granted in accordance with any applicable requirements and subject to any applicable restrictions in the Security Documents. In the event the Borrower grants a lease for the development of third party owned and/or operated facilities on the Taxable Series 2024B Land, the permitted uses set forth in such lease shall only include uses that are consistent with a shared multi-use industrial complex and adjacent and complementary port terminal facilities.

For the avoidance of doubt, the Parties acknowledge and agree that any use of or activity upon the Taxable Series 2024B Land (i) that benefits, supports, connects with, utilizes, or otherwise relates to the Project, the 2024 Tax-Exempt Facilities or the JTS Port Property, or (ii) that would be permitted under the Ground Lease (if such use or activity were to occur upon the JTS Port Property) shall, for purposes of the foregoing covenants, be deemed consistent with a shared multi-use industrial complex and adjacent and complementary port terminal facilities, and shall be a permitted use of the Taxable Series 2024B Land under this Agreement, notwithstanding anything to the contrary herein.

ARTICLE VII
ASSIGNMENT; INDEMNIFICATION

Section 7.01     Assignment.  Except as expressly contemplated herein, in the Port Indenture and in the Security Documents, neither the Borrower nor the Port Issuer may assign its interest in this Senior Loan Agreement.  In the event of any permitted assignment of its interest in this Senior Loan Agreement by the Port Issuer, the Port Issuer (solely for this purpose as a non-fiduciary agent on behalf of the Borrower) shall maintain or cause to be maintained a register for interests in this Senior Loan Agreement in which it shall register the issuance and transfer of such interests.  All transfers of such interests shall be recorded on the register maintained by the Port Issuer or its agent, the register shall be conclusive absent manifest error, and the parties hereto shall regard the registered holder of such interests as the actual owner thereof for all purposes.  To the extent that a particular permitted assignment by the Port Issuer is expressly identified in this Senior Loan Agreement or the Port Indenture, as the same may be amended, respectively, this Senior Loan Agreement or the Port Indenture may constitute a register for the purposes of this Section 7.01.

Section 7.02      Release and Indemnification Covenants.

(a)      The Borrower shall and hereby agrees to indemnify, defend, hold harmless and save the Port Issuer, the Port Trustee, and the members, servants, officers, counsel to the Port Issuer, employees, advisors and other agents, now or hereafter, of the Port Issuer or the Port Trustee (each an “indemnified party”) harmless against and from all claims, demands, suits, actions or proceedings, including expenses related thereto, whatsoever by or on behalf of any Person arising from or purporting to arise from this Senior Loan Agreement, the Port Indenture, the Series 2021 Bonds, the Series 2024 Bonds, the other Financing Documents, or the transactions contemplated thereby, including without limitation, (1) any condition of the Project or the Borrower’s operation of the Project, (2) any breach or default on the part of the Borrower in the performance of any of its obligations under this Senior Loan Agreement, including, without limitation, the Borrower’s payment obligations with respect to the Taxable Series 2024B Loan as set forth in Section 4.01 hereof, (3) any act or negligence of the Borrower or of any of its agents, contractors, servants, employees or licensees, (4) any act or negligence of any assignee or lessee of the Borrower, or of any agents, contractors, servants, employees or licensees of any assignee or lessee of the Borrower, or (5) the Port Issuer’s authorization, approval or execution of the Series 2021 Bonds and the Series 2024 Bonds, the Financing Documents or any other documents, opinions, certificates or agreements executed in connection with the transactions contemplated by this Senior Loan Agreement, the Port Indenture, the Series 2021 Bonds, the Series 2024 Bonds or the transactions contemplated thereby.  The Borrower shall indemnify and save the Port Issuer, the Port Trustee, and the members, servants, officers, counsel to the Port Issuer, employees, advisors and other agents, now or hereafter, of the Port Issuer or the Port Trustee harmless from any such claim, demand, suit, action, including related expenses, or other proceeding whatsoever arising as aforesaid and upon notice from the Port Issuer or the Port Trustee, the Borrower shall defend such parties, as applicable, in any such action or proceeding.

(b)       The Port Issuer and the Port Trustee, each separately agree that, upon the receipt of notice of the commencement of any action against the Port Issuer or the Port Trustee or their respective members, servants, officers, counsel to the Port Issuer, employees, advisors and other agents, now or hereafter, as applicable, or any Person controlling it as aforesaid, in respect of which indemnity, costs, expenses or defense may be sought on account of any agreement contained herein, the Port Issuer or the Port Trustee, as applicable, will promptly give written notice of the commencement thereof to the Borrower, but the failure so to notify the Borrower of any such action shall not relieve the Borrower from any liability hereunder to the extent it is not materially prejudiced as a result of such failure to notify and in any event shall not relieve it from any liability which it may have to the indemnified party otherwise than on account of such indemnity agreement.  In case such notice of any such action shall be so given, the Borrower shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of such action, in which event such defense shall be conducted by counsel chosen by the Borrower and reasonably satisfactory to the indemnified party or parties who shall be defendant or defendants in such action, and such defendant or defendants shall bear the fees and expenses of any additional counsel retained by them; but if the Borrower shall elect not to assume the defense of such action, the Borrower will reimburse such indemnified party or parties for the reasonable fees and expenses of any counsel retained by them; provided, however, if the defendants in any such action (including impleaded parties) include both the indemnified party and the Borrower and counsel for the Borrower shall have reasonably concluded that there may be a conflict of interest involved in the representation by a single counsel of both the Borrower and the indemnified parties, the indemnified party or parties shall have the right to select separate counsel, at the Borrower’s expense and satisfactory to the Borrower, to participate in the defense of such action on behalf of such indemnified party or parties (it being understood, however, that the Borrower shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) representing the indemnified parties who are parties to such action).

(c)       Without the consent of the Borrower neither the Port Trustee nor the Port Issuer shall settle, compromise or consent to the entry of any judgment in any claim in respect of which indemnification may be sought under the indemnification provision of this Senior Loan Agreement, unless such settlement, compromise or consent (1) includes an unconditional release of such other applicable party from all liability arising out of such claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such other applicable party.

(d)     Notwithstanding anything to the contrary contained herein, the Borrower shall have no liability to indemnify the Port Trustee against claims or damages resulting from such parties’ own gross negligence or willful misconduct, or the Port Issuer against claims or damages resulting from such parties’ own willful misconduct.

(e)      The indemnification obligation of the Borrower under this Section 7.02 shall survive the termination of this Senior Loan Agreement or the resignation or removal of the Port Trustee.

ARTICLE VIII
EVENTS OF DEFAULTS AND REMEDIES

Section 8.01      Events of Default Defined.  Any one or more of the following events shall constitute “Events of Default” under this Senior Loan Agreement:

(a)      Failure by the Borrower to pay any amount required to be paid under Section 4.01(a) hereof and, solely in the case of any such failure to pay interest, such failure is not remedied within five (5) Business Days after the applicable due date; or failure by the Borrower to pay any other amount required to be paid hereunder, which failure is not remedied within ten (10) days after notice in writing thereof is given by the Port Issuer or the Port Trustee to the Borrower;

(b)      Failure by the Borrower and each of its Subsidiaries to observe and perform in any material respect any covenant, condition or agreement on its part to be observed or performed under this Senior Loan Agreement, the Port Indenture or any other Financing Document, other than as covered by another provision of this Section 8.01 and other than failure to observe or perform the covenants set forth in Section 6.24 and the Continuing Disclosure Agreement, and such non-compliance shall remain unremedied for a period of sixty (60) days after the earlier of (1) written notice specifying such failure shall have been given to the Port Trustee by the Borrower, or (2) written notice specifying such failure and requesting that it be remedied shall have been given to the Borrower by the Port Trustee or the Port Issuer, or such longer period as is reasonably necessary under the circumstances to remedy such failure, such extension not to exceed one hundred twenty (120) days without prior written approval by the Port Trustee acting at the direction of the Majority Holders delivered by the Port Trustee pursuant to Section 10.3 of the Port Indenture;

(c)       The occurrence of a Bankruptcy Event with respect to the Borrower;

(d)       Any of the representations, warranties or certifications of the Borrower made in or delivered pursuant to any Financing Document, including this Senior Loan Agreement, shall prove to have been incorrect when made and a Material Adverse Effect would reasonably be expected to result therefrom, unless such misrepresentation is capable of being cured and is cured within thirty (30) days after the Borrower’s receipt of written notice from the Port Trustee of such misrepresentation;

(e)       An “Event of Default” occurs under Section 7.1(a) or 7.1(b) of the Port Indenture or the IDA Indenture or any payment default occurs under any agreement or instrument involving any other Senior Indebtedness having a principal amount in excess of $30,000,000 (such amount to be adjusted annually by an increase in the Consumer Price Index from the prior year) (after giving effect to any applicable grace periods and any extensions thereof);

(f)       An “Event of Default” occurs under Section 7.1 of the Port Indenture or the IDA Indenture or an event of default occurs under any agreement or instrument governing any other Senior Indebtedness with a principal amount in excess of $30,000,000 (such amount to be adjusted annually by the increase in the Consumer Price Index from the prior year), in each case other than as described in clause (e) immediately above, beyond the grace period, if any, provided, but only where such Event of Default under Section 7.1 of the Port Indenture or the IDA Indenture results in an acceleration of the Bonds then Outstanding under the Port Indenture or the IDA Indenture or such event of default in respect of other Senior Indebtedness results in the holder or holders of such other Senior Indebtedness causing such Senior Indebtedness to become due prior to its stated maturity;

(g)       An “Event of Default” occurs under the Facilities Lease;

(h)     A non-appealable final judgment (to the extent such judgment is not paid or covered by insurance), which judgment in combination with all other such judgments is for an amount in excess of $30,000,000 (such amount to be adjusted annually by the increase in the Consumer Price Index from the prior year), shall have been entered against the Borrower and, in the event such judgment is not covered by insurance, the same shall remain unsatisfied without any procurement of a stay of execution for a period of sixty (60) consecutive days after such judgment has become final;

(i)      Any Security Document ceases, except in accordance with its terms or as expressly permitted under the Financing Documents, to be effective to grant a perfected Security Interest on any portion of the Collateral exceeding $30,000,000 in fair market value, other than as a result of actions or failure to act by the Port Trustee, the Collateral Agent or any other Secured Party;

(j)        The Borrower fails to comply with its obligations under Section 6.01;

(k)       Any Insurance required under Section 6.04 and the other Financing Documents is not, or ceases to be, in full force and effect at any time when it is required to be in effect and such failure continues for a period of ten (10) Business Days, unless such insurance is (prior to its cessation) replaced by insurance on substantially similar terms and as evidenced by a certificate from a duly qualified insurance broker confirming the same, which shall be sent to the Port Issuer and the Port Trustee;

(l)      An ERISA Event has occurred which, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect; or

(m)      Any event that constitutes a Change of Control has occurred.

Section 8.02     Remedies on Event of Default.  Whenever any Event of Default hereunder shall have occurred and be continuing, the Port Trustee shall have the right to, in conjunction with its available remedies under the Port Indenture, take one or any combination of the following remedial steps, by notice to the Borrower and the Collateral Agent:

(a)       Declare that all or any part of any amount outstanding under this Senior Loan Agreement is (1) immediately due and payable, and/or (2) payable on demand by the Port Trustee, and any such notice shall take effect in accordance with its terms but only if all amounts payable with respect to the Outstanding Series 2024 Bonds are being accelerated pursuant to Section 7.2(c) of the Port Indenture, or if all of the Outstanding Series 2024 Bonds are being defeased pursuant to Article 11 of the Port Indenture or otherwise paid in full; provided that, upon the occurrence of an Event of Default under Section 8.01(c), all principal of, and accrued interest on the Taxable Series 2024B Loan shall be immediately due and payable without any presentment, demand or notice from any Person;

(b)      Pursuant to the terms of any Security Document, direct the Collateral Agent or other applicable Secured Party to take or cause to be taken any and all actions necessary to implement any available remedies with respect to the Collateral under any of the Security Documents;

(c)       Have reasonable access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of the Borrower during regular business hours of the Borrower and following prior reasonable notice; or

(d)      Take on behalf of the Owners whatever other action at law or in equity as may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligations, agreement or covenant of the Borrower under this Senior Loan Agreement or the rights of the Owners.

Any amounts collected pursuant to action taken under this Section and the Security Documents paid to the Port Trustee shall be applied in accordance with Section 7.3 of the Port Indenture.

Any rights and remedies as are given to the Port Issuer under this Senior Loan Agreement will also extend to the Owners of the Series 2024 Bonds, and the Port Trustee, subject to the provisions of the Port Indenture, will be entitled to the benefit of all covenants and agreements contained in this Senior Loan Agreement, subject to the terms of the Security Documents.

In case proceedings shall be pending for the bankruptcy or for the reorganization of the Borrower under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Borrower or in the case of any other similar judicial proceedings relative to the Borrower, or the creditors or property of the Borrower, then the Port Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Port Trustee allowed in such judicial proceedings relative to the Borrower, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Port Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Port Indenture.  Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Port Trustee, and to pay to the Port Trustee any amount due it for reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by it up to the date of such distribution.

Section 8.03       [Reserved].

Section 8.04      Rescission and Waiver.

(a)     The Port Trustee shall rescind any acceleration and its consequences immediately after the acceleration of the Series 2024 Bonds has been rescinded in accordance with the Port Indenture.

(b)       The Port Trustee shall waive any Event of Default immediately after any such Event of Default has been waived in accordance with the Port Indenture.

(c)      The Port Trustee shall have the right to, but shall be under no obligation to (except with respect to clauses (a) and (b) of this Section 8.04), waive any other Event of Default at any time.

(d)      In case of any such waiver or rescission, then and in every such case the Port Issuer, the Port Trustee and the Borrower shall be restored to their former positions and rights, but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

Section 8.05    No Remedy Exclusive.  Subject to Section 7.2 of the Port Indenture, no remedy hereunder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Senior Loan Agreement or now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Port Issuer or the Port Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be required by law or in this Article.  Any such rights and remedies as are given to the Port Issuer hereunder shall also extend to the Owners of the Series 2024 Bonds, and the Port Trustee, subject to the provisions of the Port Indenture, shall be entitled to the benefit of all covenants and agreements herein contained, subject to the terms of the Security Documents.

Section 8.06      Agreement to Pay Attorneys’ Fees and Expenses.  Following the occurrence and during the continuance of an Event of Default, if the Port Issuer shall employ attorneys or financial advisors or incur other expenses for the collection of payments required hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Borrower herein contained, the Borrower agrees that it will within thirty (30) days of request therefor pay to the Port Issuer the reasonable fees of such attorneys and such other reasonable and documented expenses so incurred by the Port Issuer in connection with the same.  This Section shall continue in full force and effect, notwithstanding the full payment of all obligations under this Agreement or the termination of this Agreement for any reason.

Following the occurrence and during the continuance of an Event of Default, the Port Trustee may, at the Borrower’s reasonable and documented costs and expense, employ or retain such counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and, in the absence of the Port Trustee’s gross negligence, bad faith or willful misconduct in employing or retaining any such counsel, accountants, appraisers, experts or advisors, may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant, appraiser or other expert or advisor, whether retained or employed by the Borrower or by the Port Trustee, in relation to any matter arising in the administration hereof, and shall not be responsible for any act or omission on the part of any of them.  In addition, the Port Trustee shall not be liable for any acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians appointed with due care.

Section 8.07     No Additional Waiver Implied by One Waiver.  In the event any agreement contained in this Senior Loan Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE IX
MISCELLANEOUS

Section 9.01     Term of Agreement.  Except to the extent otherwise provided herein, this Senior Loan Agreement shall be effective upon its execution and delivery and shall expire at such time as all of the Series 2020A Bonds, the Series 2024 Bonds and the fees and expenses of the Port Issuer and the Port Trustee shall have been fully paid or provision made for such payments, whichever is later; provided, however, that this Senior Loan Agreement may be terminated prior to such date pursuant to Article V of this Senior Loan Agreement and Article 11 of the Port Indenture, but in no event before all of the obligations and duties of the Borrower hereunder have been fully performed, including, without limitation, the payments of all costs and fees mandated hereunder or under any other Financing Document to which the Borrower is a party; provided, further, however, that the indemnity obligation of the Borrower under Section 7.02 and the payment obligations of the Borrower under Section 4.01(b), (c) or (d) hereof shall survive the termination of this Senior Loan Agreement.

Section 9.02    Notices.  All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows:

Issuer:                  Port of Beaumont Navigation District of
Jefferson County, Texas
1225 Main Street
Beaumont, Texas 77701
Attention:  Chris Fisher, Port Director & CEO
Telephone:  (409) 835-5367
Facsimile:  (409) 835-0512
E-mail:  dcf@portofbeaumont.com

with a copy to:     Germer PLLC
550 Fannin, Suite 400
Beaumont, Texas 77701
Attention:  Guy N. Goodson
Telephone:  (409) 654-6730
Facsimile:  (409) 835-2115
E-mail:  GGoodson@germer.com

Trustee:                UMB Bank, N.A.
5555 San Felipe Street, Suite 870
Houston, Texas 77056
Attention:  Jully Jiang
Telephone:  (713) 300-0590
E-mail:  Jully.jiang@umb.com

Borrower:            Jefferson 2020 Bond Borrower LLC
c/o Jefferson Energy
811 Louisiana Street
Houston, Texas 77002
Attention:  General Counsel
Telephone: 346-272-6965
E-mail:  shurt@jeffersonenergyco.com

with a copy to
(which shall not
constitute notice):    Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, IL 60606
Attention: Seth Jacobson
Telephone: (312) 407-0889
E-mail: seth.jacobson@skadden.com

Lessee:                 Jefferson 2020 Bond Lessee LLC
c/o Jefferson Energy
811 Louisiana Street
Houston, Texas 77002
Attention:  General Counsel
Telephone: 346-272-6965
E-mail:  shut@jeffersonenergyco.com

A duplicate copy of each notice, certificate or other communication given hereunder by the Port Issuer or the Borrower shall also be given to the Port Trustee.  The Port Issuer, the Borrower and the Port Trustee may, by written notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall each be sent.

Section 9.03     Binding Effect.  This Senior Loan Agreement shall inure to the benefit of and shall be binding upon the Port Issuer, the Borrower, the Port Trustee and the Owners of Taxable Series 2024B Bonds, and their respective successors and assigns, subject, however, to the limitations contained herein.

Section 9.04     Severability.  In the event any provision of this Senior Loan Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 9.05     Amendments, Changes and Modifications.  Subsequent to the issuance of Series 2024 Bonds and prior to their payment in full (or provision for the payment thereof having been made in accordance with the provisions of the Port Indenture), and except as otherwise herein expressly provided, this Senior Loan Agreement may not be effectively amended, changed, modified, altered or terminated except in accordance with the provisions of the Port Indenture.

Section 9.06      Execution in Counterparts.  This Senior Loan Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 9.07      No Pecuniary Liability of the Port Issuer.  No provision, covenant or agreement contained in this Agreement, or any obligations herein imposed upon the Port Issuer, or the breach thereof, shall constitute an indebtedness or liability of the Port Issuer within the meaning of any State constitutional provision or statutory limitation or shall constitute or give rise to a pecuniary liability of the Port Issuer or any member, officer, director, employee or agent of the Port Issuer or a charge against the Port Issuer’s general credit.  In making the Taxable Series 2024B Loan, the Port Issuer has not obligated itself except and solely to the extent provided in the Port Indenture.

Section 9.08      Applicable Law.  This Senior Loan Agreement shall be governed by and construed in accordance with the applicable laws of the State.

Section 9.09      Captions.  The captions and headings in this Senior Loan Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Senior Loan Agreement.

Section 9.10      Limitation of Liability.

(a)      No covenant, agreement or obligation contained herein shall be deemed to be a covenant, agreement or obligation of any present or future director, officer, employee, member or agent of the Port Issuer or the Borrower in his or her individual capacity, and no such director, officer, employee, member or agent thereof shall be subject to any liability under this Senior Loan Agreement or with respect to any other action taken by such person.

(b)     Except as otherwise expressly set forth in the Financing Documents, the Secured Parties will have full recourse to the Borrower and all of its assets and properties for the liabilities and obligations of the Borrower under the Financing Documents, but in no event will any Affiliates of the Borrower, or any officer, director, member or holder of any interest in the Borrower or any Affiliates of the Borrower, be liable or obligated for such liabilities and obligations of the Borrower other than to the extent arising directly as a result of any pledge of an ownership interest in the Borrower by any owner of such interest.

(c)       Notwithstanding anything in subsection (b) of this Section, nothing in said subsection (b) shall limit or affect or be construed to limit or affect the obligations and liabilities of any Affiliate of the Borrower (1) arising under any Financing Document to which such Affiliate of the Borrower is a party, or (2) arising from any liability pursuant to any applicable law for such Affiliate of the Borrower’s fraudulent actions, bad faith or willful misconduct.

(d)       Except for such claims or actions arising directly from the gross negligence, bad faith or willful misconduct of the Port Issuer, the Port Issuer shall not be liable to any Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Port Issuer’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment.

Section 9.11    Amendment and Restatement.  The parties hereto acknowledge and agree that (a) this Agreement amends, restates, supersedes and replaces the Existing Agreement; (b) the execution and effectiveness of this Agreement does not constitute a novation, payment and reborrowing or termination of any obligations under the Financing Documents as in effect prior to the date hereof; (c) such obligations are in all respects continuing (as amended, restated, superseded and replaced hereby) with only the terms being modified as provided in this Agreement and in the other Financing Documents; (d) the Security Documents as in effect prior to the date hereof, and the grants of security interests thereunder, remain in full force and effect and are hereby ratified and confirmed; and (e) any Security Interests as in effect prior to the date hereof in all respects are continuing and in full force and effect and secure the payment of such respective continuing obligations hereunder, and any obligations incurred under the Financing Documents on or after the date hereof.

Section 9.12     Parties Interested Herein.  Except as otherwise expressly provided in this Agreement, this Agreement shall be for the sole and exclusive benefit of the Port Issuer and the Borrower, and their respective successors and assigns.  Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon, or to give to, any Person other than the Port Issuer and the Borrower, any right, remedy or claim, legal or equitable, under or by reason of this Agreement or any terms hereof.  To the extent that this Agreement or the Port Indenture confers upon or gives or grants to the Collateral Agent, the Port Trustee or the Owners any right, remedy or claim under or by reason of this Agreement or the Port Indenture, the Collateral Agent, the Port Trustee and the Owners are hereby explicitly recognized as being third-party beneficiaries hereunder and may enforce any such right, remedy or claim conferred, given or granted hereunder or under the Port Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Senior Loan Agreement to be executed in their respective corporate names all as of the date first above written.

PORT OF BEAUMONT NAVIGATION DISTRICT OF JEFFERSON COUNTY, TEXAS

By:	/s/ David C. Fisher
Name: David C. Fisher
Title: Port Director & CEO

ATTEST:

/s/ Louis M. Broussard, Jr.
Secretary-Treasurer

JEFFERSON 2020 BOND BORROWER LLC

By:	/s/ Joseph P. Adams
Name: Joseph P. Adams
Title: President

Second Amended and Restated Senior Loan Agreement Signature Page

JEFFERSON 2020 BOND LESSEE LLC, solely for those certain covenants in Article VI to which such entity is subject, as expressly identified in Section 6.30

By:	/s/ Joseph P. Adams
Name: Joseph P. Adams
Title: President

Second Amended and Restated Senior Loan Agreement Signature Page

ATTACHMENT A

PROVISIONS EVIDENCING THE SUBORDINATION

OF PERMITTED SUBORDINATED DEBT

Permitted Subordinated Debt shall be issued pursuant to, or evidenced by, an instrument containing provisions for the subordination of such Permitted Subordinated Debt to all Bonds, substantially as follows.

All capitalized terms used in this Attachment A but not defined herein shall have the meanings ascribed to such terms in the Collateral Agency Agreement.

SUBORDINATION OF PERMITTED SUBORDINATED DEBT

General.

Notwithstanding any provision of this agreement to the contrary, Jefferson and the holder of the Permitted Subordinated Debt, for themselves and for all present and future holders of such Permitted Subordinated Debt, hereby covenant and agree that the Permitted Subordinated Debt shall be and is hereby expressly made subordinate and junior in right of payment to the prior payment (in cash or cash equivalents) and performance in full of all Bonds to the extent and in the manner provided below.

Waiver.

The holder of the Permitted Subordinated Debt (or any instrument evidencing the same) by acceptance hereof waives any and all notice of the creation or accrual of any such Bonds and notice of proof of reliance upon these subordination provisions by any holder of Bonds and hereby assents to any renewal, extension or postponement of the time of payment of Bonds or any other indulgence with respect thereto, to any increase in the amount of Bonds, and to any substitution, exchange or release of collateral therefor; and any such Bonds shall conclusively be deemed to have been created, contracted or incurred in reliance upon these subordination provisions and all dealings between Jefferson and any holder of Bonds so arising shall be deemed to have been consummated in reliance upon these subordination provisions.

Effects of Certain Defaults in Respect of Bonds.

If Jefferson shall default in the payment of any principal of or interest on or other amount with respect to the Bonds when the same becomes due and payable whether at maturity or at a date fixed for redemption or by declaration or otherwise (a “Senior Default”), and unless and until such Senior Default shall have been remedied or waived or shall have ceased to exist, no direct or indirect payment by Jefferson from any source whatsoever shall be made on account of the principal of, or premium, if any, or interest on or other amount with respect to, the Permitted Subordinated Debt.

Limitation on Payments and Demand for Payments.

For so long as any Bonds are outstanding, (i) Jefferson shall not, directly or indirectly, make, or permit any of its Affiliates to make, any payment of principal or interest on account of the Permitted Subordinated Debt, except for payments made in accordance with clauses Eleventh and Twelfth of Section 5.02(b) of the Collateral Agency Agreement, and (ii) the holder of the Permitted Subordinated Debt shall not demand, sue for, retain, or accept from Jefferson or any other Person any payment of principal or interest on account of such Permitted Subordinated Debt, except for payments made in accordance with clauses Eleventh and Twelfth of Section 5.02(b) of the Collateral Agency Agreement.

Limitation on Acceleration.

For so long as any Bonds are outstanding, the Permitted Subordinated Debt may not be declared to be due and payable before its stated maturity unless all Bonds have become due and payable, at maturity or at a date fixed for redemption or by declaration or otherwise and, in the case of any such declaration, such declaration has not been rescinded.

Insolvency, Etc.

(a)          In the event of any liquidation, reorganization, dissolution, winding up or composition or readjustment of Jefferson or its interests (whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, liquidation, receivership proceedings, or upon a general assignment for the benefit of Jefferson’s creditors or any other marshalling of the assets and liabilities of Jefferson, or otherwise), all Bonds (including any claim for interest thereon accruing at the contract rate after the commencement of any such proceedings and any claim for additional interest that would have accrued thereon but for the commencement of such proceedings, whether or not, in either case, such claim shall be enforceable in such proceedings) shall first be paid in full in cash or cash equivalents before any direct or indirect payment or distribution, whether in cash or cash equivalents, securities or other property, is made in respect of the Permitted Subordinated Debt, and any cash, securities or other property which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Permitted Subordinated Debt directly or indirectly by Jefferson from any source whatsoever shall be paid or delivered directly to the holders of Bonds in accordance until all Bonds (including claims for interest and additional interest as aforesaid) shall have been paid in full in cash or cash equivalents.

(b)         The holder of Permitted Subordinated Debt shall not commence or join with any other creditor or creditors of Jefferson in commencing any bankruptcy, insolvency, reorganization, liquidation, receivership proceedings against Jefferson.

(c)          At any general meeting of creditors of Jefferson in the event of any liquidation, reorganization, dissolution, winding up or composition or readjustment of Jefferson or its interests (whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, liquidation, receivership proceedings, or upon a general assignment for the benefit of Jefferson’s creditors or any other marshalling of the assets and liabilities of Jefferson, or otherwise), if all Bonds have not been paid in full at such time, the Port Trustee and the IDA Trustee hereby authorize and direct the Collateral Agent at any such meeting or in any such proceeding:

(i)        to enforce claims comprising Permitted Subordinated Debt in the name of the holder of such Permitted Subordinated Debt, by proof of debt, proof of claim, suit or otherwise;

(ii)       to collect any assets of Jefferson distributed, divided or applied by way of dividend or payment, or such securities issued, on account of Permitted Subordinated Debt, and apply the same, or the proceeds of any realization upon the same that the Port Trustee elects to effect pursuant to the Port Indenture or the other Financing Documents, to the Bonds until all such Bonds shall have been paid in full;

(iii)     to vote claims comprising Permitted Subordinated Debt to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension; and

(iv)      to take generally any action in connection with any such meeting or proceeding which the holder of Permitted Subordinated Debt might otherwise take.

(d)       Jefferson and holder of the Permitted Subordinated Debt each hereby (i) authorizes and empowers each of the Port Trustee and the IDA Trustee, under the circumstances set forth in the above paragraph, to demand, sue for, collect and receive every such payment or distribution referred to in such paragraph and give acquittance therefor, and execute, verify, deliver and file any claims or proofs of claim, consents, assignments or other instruments which any holder of the Bonds may at any time reasonably require in order to provide and realize upon any rights or claims pertaining to the Permitted Subordinated Debt in any statutory or non-statutory proceeding, vote any such claims in any such proceeding and take such other actions, on behalf of the holders of such Bonds or otherwise, as the Collateral Agent (acting at the direction of the Port Trustee and the IDA Trustee) may deem necessary or advisable for the enforcement of the subordination provisions hereto and (ii) appoints any Person designated for such purpose, including the Collateral Agent, by the Port Trustee or the IDA Trustee as its attorney-in-fact for all such purposes.

Turnover of Payments.

If (i) any payment or distribution shall be collected or received by the holder of the Permitted Subordinated Debt in contravention of the terms hereof and prior to the payment in full in cash or cash equivalents of all Bonds at the time outstanding and (ii) any holder of such Bonds (or any authorized agent thereof) shall have notified the holder of the Permitted Subordinated Debt of the facts by reason of which such collection or receipt so contravenes the subordination provisions hereto, the holder of the Permitted Subordinated Debt will deliver such payment or distribution, to the extent necessary to pay all such Bonds in full in cash or cash equivalents, to the Collateral Agent, in its capacity as authorized agent for the Port Trustee and the IDA Trustee, for the benefit of the holders of such Bonds, in the form received, and until so delivered, the same shall be held by the holder of the Permitted Subordinated Debt in trust for the holders of such Bonds and shall not be commingled with other funds or property of the holder of the Permitted Subordinated Debt.

No Prejudice or Impairment.

No present or future holder of any Bonds shall be prejudiced in the right to enforce subordination of the Permitted Subordinated Debt by any act or failure to act on the part of Jefferson.  Nothing contained herein shall impair, as between Jefferson and the holder of the Permitted Subordinated Debt, the obligation of Jefferson to pay to the holder hereof the principal hereof and premium, if any, and interest hereon as and when the same shall become due and payable in accordance with the terms hereof, or, except as provided herein, prevent the holder of the Permitted Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable law or hereunder upon the happening of an event of default in respect of the Permitted Subordinated Debt, all subject to the rights of the holders of Bonds as provided in this Section to receive cash, securities or other property otherwise payable or deliverable to the holder of the Permitted Subordinated Debt directly or indirectly by Jefferson from any source whatsoever.

Payment of Bonds, Subrogation, etc.

Upon the payment in full in cash or cash equivalents of all Bonds, the holder of the Permitted Subordinated Debt shall be subrogated to all rights of the holders of such Bonds to receive any further payments or distributions applicable to Bonds until the Permitted Subordinated Debt shall have been paid in full in cash or cash equivalents, and, for the purposes of such subrogation, no payment or distribution received by the holders of Bonds of cash, securities, or other property to which the holder of the Permitted Subordinated Debt would have been entitled except for this Section shall, as between Jefferson and its creditors other than the holders of Bonds, on the one hand, and the holder of the Permitted Subordinated Debt, on the other hand, be deemed to be a payment or distribution by Jefferson on account of Bonds.

Subordination of Security Interests; Release of Security Interests; Exclusive Rights of Enforcement; Bailee for Perfection

The holder of the Permitted Subordinated Debt shall agree to usual and customary intercreditor provisions for financings of this type (as reasonably determined by Jefferson) regarding (i) the subordination of any Security Interests securing such Permitted Subordinated Debt to the Security Interests securing the Bonds and any Permitted Additional Senior Indebtedness, (ii) the automatic release of any Security Interests securing such Permitted Subordinated Debt under certain circumstances, (iii) the exclusive right of the Collateral Agent (as directed by the Required Secured Creditors) to enforce remedies in respect of Security Interests on the Collateral under certain circumstances and (iv) the limited agreement of the Collateral Agent to serve as bailee for perfection of any Security Interests on the Collateral for the benefit of the holder of the Permitted Subordinated Debt (with reciprocal provisions for the benefit of the holders of the Bonds and any Permitted Additional Senior Indebtedness).

Miscellaneous.

The foregoing subordination provisions are for the benefit of the holders of the Bonds and, so long as any Bonds are outstanding, may not be rescinded, cancelled or modified adversely to the interests of the holders of the Bonds.

ATTACHMENT B

REQUIRED INSURANCE

The Borrower shall maintain or shall require its contractors to maintain Insurance that is required to be obtained by the Borrower and its contractors to satisfy the requirements set forth in this Attachment B (such coverage to include provisions waiving subrogation against the Port Issuer, the IDA Issuer, the Port Trustee, the IDA Trustee, the Collateral Agent and all other Secured Parties, except in the case of Insurance for professional liability or workers’ compensation).  Such policies, to the extent they are commercial general liability policies, shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, and to the extent they are property policies, as loss payee as its interests may appear (pending any existing contractual overrides).  Each Insurance policy required to be obtained by the Borrower shall require the insurer or insurance broker to endeavor to provide at least thirty (30) days (or such shorter period, if any, as is available on a commercially reasonable basis) prior written notice of cancellation, termination or lapse in coverage by the insurer to the Port Issuer, the IDA Issuer, the Port Trustee, the IDA Trustee and the Collateral Agent.  The Borrower’s insurance will contain Standard Mortgagee and/or Separation of Insureds clauses where applicable, such that lenders rights shall not be invalidated by any action or inaction of the Borrower or any other Person and shall insure the respective interests of the additional insureds, as they appear.  The Borrower shall carry or cause to be carried, at a minimum, the following insurance coverages:

1.	Property and Business Interruption

Borrower shall procure and keep in force, or cause to be procured and kept in force, Property and Business Interruption Insurance as specified below.

The policy shall provide coverage for all risks of physical loss and/or physical damage to property owned, leased or in the care, custody and control of the insured (including boiler and machinery breakdown coverage) and business interruption/contingent business interruption following such loss and/or damage.

The policy shall provide coverage limits equal to the replacement cost of the insured’s property.  The coverage shall afford comprehensive extensions of coverage including Land Movement, Flood, and Named Windstorm as deemed appropriate based on commercial availability in the insurance market; provided, that the policy may include appropriate sublimits for Land Movement, Flood and Named Windstorm.

The policy shall provide coverage on a per occurrence basis without co-insurance and will include sublimits for professional fees, demolition and debris removal, property in transit, property in storage offsite, expediting expenses, temporary repairs, fire department charges, valuable papers, destruction of property at the direction of a civil authority, increased cost of construction, claims preparation costs and expediting and extra expenses; provided, that the policy may include appropriate sublimits for earth movement, named windstorm and flood.

Borrower and the Collateral Agent shall be the named insureds on the policy as their respective interests appear.  Borrower also may, but is not obligated to, include other Contractors and interested parties as additional insureds as their respective interests appear.  Borrower may name itself and the Collateral Agent as loss payee under the policy.  The proceeds of the policy shall be held by the loss payee and timely applied to the cleanup, repair and reconstruction of the Project.

2.	Builder’s Risk

At all times during the period from the commencement of construction work until substantial completion or when work done at the job site is put to its intended use, Borrower shall procure and keep in force, or cause to be procured and kept in force, Builder’s Risk Insurance as specified below.

The policy shall provide coverage limits equal to the contract work with coverage including coverage for land movement, flood, and named windstorm as deemed appropriate based on commercial availability in the insurance market.

The policy shall provide coverage on a per occurrence basis without co-insurance and will include sublimits for professional fees, demolition and debris removal, property in transit, property in storage offsite, expediting expenses, contractors extra expense, temporary repairs, plantings, fire department charges, valuable papers, destruction of property at the direction of a civil authority, increased cost of construction, claims preparation costs and expediting and extra expenses; provided, that the policy may include appropriate sublimits for earth movement, named windstorm and flood.

Borrower and the Collateral Agent shall be the named insureds on the policy as their respective interests appear.  Borrower also may, but is not obligated to, include other Contractors and interested parties as additional insureds as their respective interests appear.  Borrower may name itself and the Collateral Agent as loss payee under the policy.  The proceeds of the policy shall be held by the loss payee and timely applied to the cleanup, repair and reconstruction of the Project.

3.	Marine General Liability, Hull & Machinery, and Protection & Indemnity

Borrower shall procure and keep in force, or cause to be procured and kept in force, marine general liability insurance as specified below.

The policy shall provide (1) for marine general liability, a general aggregate limit (other than for products and completed operations) $10,000,000; (2) a combined single limit of $10,000,000; (3) medical expense limit of $10,000; (4) fire legal liability limit of $100,000; (5) products and completed operations aggregate limit of $10,000,000; (6) personal and advertising injury limit of $10,000,000; (7) occurrence limit of $10,000,000.  All limits will be inclusive of defense costs and legal fees.

Borrower shall be a named insured and the Collateral Agent and the Indemnified Parties shall be additional insureds with respect to the acts, omissions, and activities of Borrower and its contractors and subcontractors of every tier.  The policy shall be written so that no act or omission of a named insured shall vitiate coverage of the other named insureds.

Borrower shall have the right to satisfy the requisite insurance coverage amounts through a combination of primary policies and umbrella or excess policies and appropriate retentions.  Umbrella and excess policies shall comply with all insurance requirements, terms and provisions set forth in the Agreement for the applicable type of coverage.

4.	Marine Bumbershoot (Excess Liability)

Borrower shall procure and keep in force, or cause to be procured and kept in force, marine bumbershoot (excess liability) insurance as specified below.

The excess coverage shall have limits of not less than $40,000,000 per occurrence and in the annual aggregate.

5.	Pollution Legal Liability Insurance

Borrower shall procure and keep in force, or cause to be procured and kept in force, pollution legal liability insurance as specified below.

The policy shall cover sums that the insured becomes legally obligated to pay to a third party or for the investigation, removal, remediation (including associated monitoring) or disposal of soil, surface water, groundwater or other contamination to the extent required by environmental laws (together “clean-up costs”) caused by pollution conditions resulting from covered operations, subject to the policy terms and conditions, including bodily injury, property damage (including natural resource damages), clean-up costs, and legal defense costs.

Borrower shall be a named insured and the Indemnified Parties shall be the additional insureds under such policy.  The policy shall be written so that no acts or omissions of a named insured shall vitiate coverage of the other named insureds.  As respects to the obligations of this Agreement, the insured vs. insured exclusion shall have standard lender exemptions for the additional insureds named to the policy.

The excess coverage shall have a limit of not less than $25,000,000 per claim and in the aggregate annually, unless applicable regulatory standards impose more stringent coverage requirements.

6.	Workers’ Compensation Insurance

The Borrower, and any Contractors, subcontractors, subconsultants, design engineering firms, suppliers, fabricators, material dealers, truckers, haulers, drivers and others who merely transport, pickup, deliver, or carry materials, personnel, parts or equipment or any other items or persons to or from the Project, each shall procure and keep in force, or cause to be procured and kept in force, a policy of Workers’ Compensation Insurance in conformance with applicable law.  Borrower and/or the Contractors, subcontractors, subconsultants, design engineering firms etc., whichever is the applicable employer, shall be the named insured on these policies.  Such coverage need not be project-specific.  Each Workers’ Compensation Insurance Policy shall include the following:

•	Workers’ Compensation Limits: Statutory Limits

•	Employer’s Liability minimum limits:

•	$1,000,000 for each accident; $1,000,000 for disease (each employee); $1,000,000 for disease, policy limits.

•	Terms and conditions shall include coverage for LHWCA/USL&H coverage, if applicable.

7.	Cargo Insurance

Borrower shall procure insurance with a total limit of $100,000,000 to cover all lawful goods and/or merchandise that the Borrower has responsibility over but consisting principally of petroleum and related products.

8.	Commercial Auto Insurance

Borrower shall continue to procure and keep in force commercial automobile liability insurance as specified below.

Borrower’s policy shall have limits not less than $1,000,000 each accident.

Each policy shall cover accidental death, bodily injury and property damage liability arising from the ownership, maintenance or use of all owned, non-owned and hired vehicles connected with performance of the Work, including loading and unloading.

9.	Cyber Liability Insurance

Borrower shall procure insurance with a limit per claim of $1,000,000 for liability of a security breach, including privacy violations, information theft, damage to or destruction of electronic information, unauthorized release of private information, alteration of electronic information, extortion and network security, including any act or omission that compromises either the security, confidentiality or integrity of personal information in Borrower’s care, custody or control.

10.	Director’s & Officer’s Liability

Borrower shall procure insurance with a limit of $10,000,000 for D&O management liability wrongful acts.

ATTACHMENT C

EXISTING INDEBTEDNESS

None.

C-1

ATTACHMENT D

[Redacted]

Exhibit E-1

SCHEDULE 6.25

[Redacted]

SCHEDULE 6.28

FORM OF ACKNOWLEDGMENT OF COLLATERAL ASSIGNMENT

[Contractor] acknowledges and agrees that the Borrower has collaterally assigned all of its right, title and interest in and to this [Contract] to Deutsche Bank National Trust company, or its successors or assigns (the “Collateral Agent”), as collateral agent pursuant to a certain Security Agreement, dated as of February 1, 2020 (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), between the Borrower and the Collateral Agent.  [Contractor] shall, upon giving Borrower notice of any Borrower default hereunder, at the same time give a copy of such notice to the Collateral Agent, and no notice to the Borrower of any Borrower default hereunder shall be deemed to be duly given unless and until a copy thereof shall have been so given to the Collateral Agent.  The Collateral Agent, or its designee, may (but shall not be obligated to) cure any such Borrower default within thirty (30) days after the date of such notice; or, if such Borrower default cannot reasonably be cured by the Collateral Agent within such 30-day period, within such longer period of time not to exceed ninety (90) days as is reasonably necessary to effect such cure (“Cure Period”), provided that Collateral Agent (a) notifies [Contactor] of its intent to cure such Borrower default and commences action to cure such Borrower default within such initial 30-day period and (b) thereafter proceeds to cure such Borrower default with reasonable diligence.  In that event, [Contractor] shall accept such performance as if the same were done by the Borrower.  This [Contract] shall not be terminated by [Contractor] during any period in which the Collateral Agent is entitled to attempt, and is attempting, to cure a default, in each case, during the Cure Period.  Should the Collateral Agent or its designee succeed to Borrower’s rights hereunder, [Contractor] will thereafter tender performance of this [Contract] to the Collateral Agent or its designee, in which event, the Collateral Agent or such designee shall assume all of the obligations of the Borrower under this [Contract] arising from and after the date the Collateral Agent or its designee succeeds to the Borrower’s rights hereunder.

[Contractor] hereby consents to the collateral assignment under the Security Agreement of all of the Borrower’s right, title and interest in, to and under this [Contract], including, without limitation, all of the Borrower’s rights to receive payment and all payments due and to become due to the Borrower under or with respect to this [Contract] (collectively, the “Assigned Interests”) and acknowledges the right of the Collateral Agent, in the exercise of the Collateral Agent’s rights and remedies pursuant to the Security Agreement and the other Financing Documents, upon written notice to [Contractor], to make all demands, give all notices, take all actions and exercise all rights of the Borrower under this Contract (including, without limitation, subsequent assignments of this [Contract] or the Assigned Interests).  [Contractor] shall pay all amounts (if any) payable by it under this [Contract] in the manner and as and when required by this [Contract] directly into the account specified by the Collateral Agent, or to such other person, entity or different account as shall be specified from time to time by the Collateral Agent to [Contractor] in writing.  All payments required to be made by [Contractor] under this [Contract] shall be made without any offset, recoupment, abatement, withholding, reduction or defense whatsoever, other than those explicitly allowed by the terms of this [Contract].  In the event that this [Contract] is rejected or terminated as a result of any bankruptcy, insolvency, reorganization or similar proceeding affecting the Borrower, [Contractor] shall, at the option of the Collateral Agent exercised within 60 days after the Collateral Agent’s actual knowledge of such rejection or termination, enter into a new agreement with the Collateral Agent having identical terms as this [Contract] (subject to any conforming changes necessitated by the substitution of parties and other changes as the parties may mutually agree).

[Contractor] agrees that, if the Collateral Agent notifies [Contactor] that an event of default under the Financing Documents has occurred and is continuing and that the Collateral Agent has exercised its rights (i) to assign or transfer this [Contract] to a third party, then the Collateral Agent, the Collateral Agent’s designee or such third party (each, a “Substitute Owner”) shall be substituted for the Borrower under this [Contract] and, in such event, [Contactor] will (A) recognize the Substitute Owner as its counterparty to this [Contract], (B) take any actions and execute any documents, agreements or instruments reasonably necessary to effect such substitution and (C) continue to perform its obligations under this [Contract] in favor of the Substitute Owner pursuant to the terms thereof; provided, however, that, if the Collateral Agent is the Substitute Owner, the liability of the Collateral Agent shall be limited to the Collateral Agent’s interest in the Borrower and the Borrower’s assets.